Exhibit 4.15
SIGNATURE VERSION

LONG-TERM LOAN CONTRACT

DATED DECEMBER 4th, 2025
FOR AN AMOUNT UP TO
US$ 10’000,000.00
ENTERED INTO BY AND BETWEEN
BANCO BBVA PERÚ
AS LENDER
AND
PARQUE LOGÍSTICO CALLAO S.R.L.
AS BORROWER

Exhibit 4.15
TABLE OF CONTENTS
SECTION I DEFINITIONS, INTERPRETATION AND BACKGROUND
Clause 1.01: Definitions
Clause 1.02: Interpretation of the Contract
Clause 1.03: Background
SECTION II LOAN
Clause 2.01: Purpose of the Contract
Clause 2.02: Procedure for Loan Disbursements
Clause 2.03: Term
Clause 2.04: Repayment of the Loan
Clause 2.05: Compensatory Interest
Clause 2.06: Default Interest
Clause 2.07: Charge for Event of Default
Clause 2.08: Voluntary and Mandatory Prepayments
Clause 2.09: Structuring Fee
Clause 2.10: Taxes
Clause 2.11: Promissory Note
Clause 2.12: Security
SECTION III CONDITIONS FOR THE LOAN
Clause 3.01: Conditions to Closing
Clause 3.02: Conditions for Loan Disbursements
SECTION IV REPRESENTATIONS AND WARRANTIES
Clause 4.01: Representations and Warranties
SECTION V AFFIRMATIVE COVENANTS, NEGATIVE COVENANTS AND FINANCIAL COVENANTS
Clause 5.01: Affirmative Covenants
Clause 5.02: Negative Covenants
Clause 5.03: Financial Covenants

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SECTION VI DEFAULT
Clause 6.01: Events of Default
Clause 6.02: Consequence of the Event of Default
SECTION VII MISCELLANEOUS
Clause 7.01: Amendments
Clause 7.02: Notices
Clause 7.03: Delay in communications
Clause 7.04: Costs and expenses
Clause 7.05: Governing law
Clause 7.06: Assignment
Clause 7.07: Severability
Clause 7.08: Waiver or delay in the exercise of rights
Clause 7.09: Entire agreement
Clause 7.10: Increased Costs Clause
Clause 7.11: Confidentiality
Clause 7.12: Indemnification
Clause 7.13: Set-off
Clause 7.14: Dispute resolution
ANNEX I LOAN DETAILS
ANNEX II FEES AND EXPENSES
ANNEX III PROMISSORY NOTE TEMPLATE
ANNEX IV PAYMENT SCHEDULE
ANNEX V COMPLIANCE CERTIFICATE
ANNEX VI DISBURSEMENT NOTICE
ANNEX VII COMMUNICATIONS
ANNEX VIII COMMITMENT LETTER
ANNEX IX SECURITY

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ANNEX X TEMPLATE FOR ASSIGNMENT COMMUNICATION
ANNEX XI INSURANCE POLICIES
ANNEX XII CONSTRUCTION CONTRACT TEMPLATE
ANNEX XIII LIST OF EXPERTS
ANNEX XIV LIST OF APPRAISERS

Exhibit 4.15
Mr. Notary:
Please record, in your registry of Public Deeds, the LONG-TERM LOAN CONTRACT entered into by the following Parties:

(i) BANCO BBVA PERÚ, identified with RUC No. 20100130204, with registered address at Avenida Juan de Arona No. 893, district of San Isidro, province and department of Lima, duly represented by Mr. Antonio Jimenez Rosa, identified with DNI No. 49080334 and by Mr. Roberto Javier Araujo identified with Foreigner Card No. 004734351, pursuant to powers of attorney recorded under entries C00514 and C00606, respectively, of Electronic Record No. 11014915 of the Legal Entities Registry of Lima (hereinafter and indistinctly, the “Bank” or the “Lender”); and,

(ii) PARQUE LOGÍSTICO CALLAO S.R.L., identified with RUC No. 20607116661, with registered address at Av. Elmer Faucett No. 5075, Urb. Las Fresas, district of Callao, constitutional province of Callao and department of Lima, duly represented by Mr. Álvaro Alejandro Chinchayán Cornejo, identified with DNI No. 10472790, and by Mr. Carlos Rojas Perla, identified with DNI No. 09340246, pursuant to powers of attorney recorded under entry C00004 of Electronic Record No. 14593180 of the Legal Entities Registry of Lima (hereinafter, the “Borrower”).

Under the following terms and conditions:
SECTION I
DEFINITIONS, INTERPRETATION AND BACKGROUND

CLAUSE 1.01: DEFINITIONS

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The terms set forth below shall have the following meaning for purposes of this Contract:
(i) “Assets”: It is the sum or total amount recorded as the Borrower’s assets in the balance sheet prepared in accordance with the IFRS.
(ii)     “Acts of Corruption”: Means, jointly and/or individually, the following:
(a) Acts of corruption and/or bribery with respect to any Governmental Authority, and/or granting payments, gifts, promises of payment, personal benefits or other similar, contrary to the laws of any state (including, but not limited to, the Applicable Laws), to officers or employees of entities of any state (including, but not limited to, Governmental Authorities), state-owned companies with sole shareholding, state-owned companies with private shareholding or state-owned companies with public powers, or mixed economy companies, that could generate a benefit to the Borrower or its Affiliates or Subsidiaries.

(b) Illegal or improper acts or practices for the obtaining of consents, permits, licenses, approvals, authorizations, rights or privileges by any state that could generate a benefit to the Borrower or its Affiliates or Subsidiaries.

(c) Incurring in, committing or participating in any type of crime, including crimes against public administration, money laundering, collusion or influence peddling, or equivalent crimes in Peru and/or in other states.

In addition to the foregoing, the acts described above that are carried out by the Borrower’s Representatives, or by its Affiliates or Subsidiaries, shall be considered as “Acts of Corruption”, provided that: (i) they generate a benefit to the Borrower or to any of its Subsidiaries or Affiliates; (ii) they have as a

Exhibit 4.15
consequence that the Borrower or any of its Subsidiaries or Affiliates incurs in the legal prohibitions established in Law No. 30737 (Law that ensures the immediate payment of the civil reparation in favor of the Peruvian State in cases of corruption and related crimes), Law No. 30424 (Law that regulates the administrative liability of legal entities for the crime of domestic active bribery), or other Anti-Corruption Laws; and/or, (iii) such acts imply a breach by the Borrower, or any of its Affiliates or Subsidiaries, of the Anti-Corruption Laws.

(iii)     “Affiliates”: With respect to a Person, it is any person or legal entity that: (i) its Subsidiaries; (ii) any person who exercises Control over it and over the other Persons over which that person also has Control; and (iii) the Subsidiaries of the latter. Likewise, if that Person were an individual, any member of the immediate family up to the fourth degree of consanguinity and second degree of affinity (including parents, spouse, children and siblings) of such Person and any trust or legal entity whose principal beneficiary is the individual or one or more members of his/her immediate family, up to the fourth degree of consanguinity and second degree of affinity, and any Person that is Controlled by such individual.

(iv)     “Annexes”: It is the document or documents prepared pursuant to the provisions of the Contract and that are an integral part thereof.

(v)     “Governmental Authority”: It is any national, regional, departmental, provincial or municipal entity or authority, or any of its agencies or dependencies, administrative or regulatory, or any body that exercises executive, legislative, regulatory, jurisdictional, tax, municipal or administrative functions corresponding to governmental functions, exercises jurisdiction and is competent over the Persons or matters in question.

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(vi)     “International Sanctioning Authority”: It is (i) the United Nations Security Council; (ii) the United States of America; (iii) the European Union (including all member states of the European Union, among them the Netherlands); (iv) the United Kingdom; (v) any country in which an Affiliate or Subsidiary of a Person has been incorporated, or from which or in which it conducts its business; and, (vi) the governments or official institutions or agencies of any of those mentioned in items (i) to (v) above, including, but not limited to, OFAC, the Council of the European Union, the United States Department of State (United States Department of State) and His Majesty’s Treasury of the United Kingdom (His Majesty’s Treasury).

(vii)     “Change of Control”: Means the occurrence of any of the following events: (i) CAPI RADIX Investment Fund and LPA PER Propco Lurin III S.R.L. cease to be holders of 100% of the equity interests of the Borrower or cease to have the right to receive 100% of such equity interests under the Equity Interests Trust Contract, or (ii) the equity interests of LPA PER Propco Lurin III S.R.L. are directly transferred, or (iii) Logistic Properties of the Americas directly or indirectly transfers the equity interests of the Borrower. The transfer of shares carried out by the holders of shares representing the share capital of Logistic Properties of the Americas shall not be considered a change of control.

(viii) “Charge for Event(s) of Default”: It is the penalty for the existence of Events of Default other than the payment obligations referred to in Clause 2.07 of the Contract and that is set forth in Annex I of the Contract.

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(ix)     “Commitment Letter”: It is the letter that the Borrower will deliver to the Bank on the Closing Date, pursuant to which the terms and conditions under which the Structuring Fee will be paid shall be established, in accordance with Annex VIII.

(x)     “Compliance Certificate”: It is the document pursuant to which the Borrower makes quarterly statements to the Bank that it is faithfully complying with all obligations and/or undertakings in general referred to in the Contract. The Compliance Certificate shall be delivered within forty-five (45) calendar days of the end of each quarter, and shall additionally refer to the Financial Covenants of each quarter ending on March 31st, June 30th, September 30th and December 31st. The template Compliance Certificate is attached as Annex V of the Contract.

(xi)     “Assignment of Rights”: It is the assignment of rights or contractual position under the Contract and other Borrower Documents—total or partial—that may be made by the Bank in favor of third parties pursuant to Clause 7.06 of the Contract, which shall become effective as of the date on which the Borrower is notified with the corresponding Assignment Notice.

(xii)     “Rating Agency”: Moody’s, S&P or Fitch or any of their affiliates.

(xiii)     “Civil Code”: It is the Civil Code of Peru in force at the time of execution of the Contract.

(xiv)     “Structuring Fee”: It is the structuring fee agreed between the Bank and the Borrower as detailed in Annex II and that must be paid to the Bank by the

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Borrower in connection with this Contract and the Loan Documents, as set forth in the Commitment Letter.

(xv)     “Prepayment Fee”: It is the fee that the Borrower will pay to the Bank on the amount to be prepaid, plus the corresponding Taxes, in accordance with Clause 2.08.
(xvi)     “Qualified Buyer”: It is a legal entity that has an international risk rating equivalent to investment grade granted by at least two (2) Rating Agencies, or at least “BBB-” or an equivalent rating, and that, in addition (jointly with its affiliates, shareholders, directors and employees), is not included in any of the following cases:
(a)be subject to any sanction by the Office of Foreign Assets Control;
(b) be domiciled, incorporated and/or reside in any of the nations identified in the List of Specially Designated Nationals and Blocked Persons issued by the United States Department of the Treasury (List of Specially Designated Nationals and Blocked Persons);
(c) be a department, agency or any other dependency or institution that is controlled by or acting on behalf of any government that has been subject to economic sanctions programs administered by the Office of Foreign Assets Control (31 C.F.R. Parts 500 through 598);
(d) be included in the List of Specially Designated Nationals and Blocked Persons issued by the United States Department of the Treasury (List of Specially Designated Nationals and Blocked Persons), the consolidated list of financial sanctions targets issued by HM Treasury of the United Kingdom (HM’s Consolidated List of Financial Sanctions Target) and/or the Investment Ban List or any other similar list issued by any competent authority to issue lists of this type; or

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(e) be controlled by any person (natural or legal) included within the terms of items (a), (b), (c) and (d) above.
(xvii)     “Assignment Notice”: It is the communication that the Bank will send to the Borrower (in accordance with the template set forth in Annex X) by means of which the latter will be notified regarding the percentage of the Contract subject to an Assignment of Rights.

(xviii)     “Conditions Precedent”: Collectively, the Conditions Precedent – First Disbursement and the Conditions Precedent – Second Disbursement.

(xix)     “Conditions Precedent – First Disbursement”: They are the conditions precedent established to make the First Disbursement effective, in accordance with the detail contained in Section III, paragraph 3.02(a) of the Contract.

(xx)     “Conditions Precedent – Second Disbursement”: They are the conditions precedent established to make the Second Disbursement effective, in accordance with the detail contained in Section III, paragraph 3.02(b) of the Contract.

(xxi)     “Knowledge”: With respect to a given Person, it is the actual knowledge that the general manager or other officer in a management position or who performs similar or equivalent functions to such officers has or should reasonably have acquired due to his/her involvement in the business thereof and/or due to the responsibilities assumed, even if he/she has assumed such positions and/or functions jointly or temporarily, in accordance with the ordinary diligence standards required for this class of business.

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(xxii)     “Contract” or “Loan Contract”: It is this document together with its Annexes and amendments.

(xxiii)     “Lease Contracts”: As of the date of execution of this Contract, they are the Dimexa Lease Contract, the First Farmacias Peruanas Lease Contract, the Oslo Lease Contract, the Snacks Lease Contract, the Scharff Lease Contract, the Alicorp Lease Contract, the Second Farmacias Peruanas Lease Contract, and those that may be executed in the future and that replace the assets subject to the Lease Contracts and, in general, those that are executed in connection with all or part of the Project.

(xxiv)     “Alicorp Lease Contract”: It is the real property lease contract executed on September 6th, 2023 between the Borrower and Alicorp S.A.A., including its subsequent extensions, amendments and/or novations.

(xxv)     “Dimexa Lease Contract”: It is the real property lease contract executed on November 15th, 2024 between the Borrower and Dimexa S.A., including its subsequent extensions, amendments and/or novations.

(xxvi)     “Oslo Lease Contract”: It is the real property lease contract executed on December 31st, 2024 between the Borrower and Operadora de Servicios Logísticos S.A.C., including its subsequent extensions, amendments and/or novations.

(xxvii)     “Scharff Lease Contract”: It is the real property lease contract executed on September 20th, 2024 between the Borrower and Scharff Logística Integrada S.A., including its subsequent extensions, amendments and/or novations.

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(xxviii) “Snacks Lease Contract”: It is the real property lease contract executed on February 23rd, 2024 between the Borrower and Snacks América Latina S.R.L., including its subsequent extensions, amendments and/or novations.

(xxix)     “Operation Contract”: It is the Contract for the Investment and Operation of a Modern Logistic and/or Distribution Storage Park executed on January 7th, 2021 between the Borrower and LAP, as amended by the first addendum dated July 21st, 2021, the second addendum dated November 2nd, 2021, the third addendum dated January 7th, 2022, and the fourth addendum dated February 7th, 2023, including its subsequent extensions, amendments and/or novations.

(xxx)     “Equity Interests Trust Contract”: It is the security trust contract No. 2185 executed by means of a Public Deed dated March 6th, 2025, granted before the Notary of Lima Luis Dannon Brender between CAPIA RADIX Investment Fund and Latam Logistic PER Propco Lurin III S.R.L. (now named LPA PER Propco Lurin III S.R.L.), as trustors, La Fiduciaria S.A., as trustee, the Bank, as beneficiary, and Álvaro Alejandro Chinchayán Cornejo, as beneficiary, with the participation of the Borrower, for the purpose of creating the Equity Interests Trust, including the First Addendum to the Equity Interests Trust Contract, and its subsequent extensions, amendments and/or novations.

(xxxi)     “Cash Flow Trust Contract”: It is the cash flow trust contract No. 2186 executed by means of a Public Deed dated March 6th, 2025, granted before the Notary of Lima Luis Dannon Brender between the Borrower, as trustor, La Fiduciaria S.A., as trustee, the Bank, as beneficiary, and Álvaro Alejandro Chinchayán Cornejo, as depositary, for the purpose of creating the Cash Flow Trust, including the

Exhibit 4.15
First Addendum to the Cash Flow Trust Contract, and its subsequent extensions, amendments and/or novations.

(xxxii)     “Movable Property Security Contract”: It is the movable property security contract executed by means of a Public Deed dated March 6th, 2025, granted before the Notary of Lima Luis Dannon Brender between Latam Logistic PER Propco Lurin III S.R.L. (now named LPA PER Propco Lurin III S.R.L.), as grantor, and the Bank, as beneficiary, with the participation of the Borrower, for the purpose of creating the Movable Property Security, including the First Addendum to the Movable Property Security Contract, and its subsequent extensions, amendments and/or novations.

(xxxiii) “Conditional Assignment Contracts”: They are: (i) the conditional assignment contract executed on March 6, 2025, between the Borrower as assignor and the Bank as assignee, for the assignment of its contractual position under the lease contracts under the First Loan Contract; and (ii) the Conditional Assignment Contract – LAP.

(xxxiv) “Conditional Assignment Contract – LAP”: It is the conditional assignment contract to be executed between the Borrower as assignor and the Bank as assignee, with the participation of LAP as consent-giver, for the assignment of the contractual position of the Borrower under the Operation Contract, and the authorization of LAP for the Borrower to be able to assign its credit rights under the Operation Contract in favor of the Cash Flow Trust.

(xxxv) “Construction Contract(s)”: It is the contract to be executed by the Borrower with the entity that will carry out the construction of the Project, in accordance with the template attached as Annex XII of this Contract.

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(xxxvi) “Control”: With respect to a Person, it means when another Person: (i) directly or indirectly owns more than fifty percent (50%) of the shares with voting rights at its general shareholders’ meeting or equivalent body; or (ii) without having more than fifty percent (50%) of the voting rights at its general shareholders’ meeting or equivalent body, is able to appoint or remove the majority of the members of its board of directors or equivalent body; or (iii) directly or indirectly holds a representation on its board of directors or equivalent body, exceeding fifty percent (50%) of its members; or (iv) by any other means not provided above (whether contractual or not) controls the decision-making power within the legal entity.

(xxxvii) “Payment Schedule” or “Schedule”: It is the payment schedule of the Loan, which, for reference purposes, is set forth in Annex IV of the Contract, where the amount of each of the Installments to be paid by the Borrower, as well as the corresponding Payment Dates, is detailed. The definitive Payment Schedule will be prepared by the Bank once (i) the Availability Period has ended, or (ii) the full amount of the Loan has been disbursed, whichever occurs first.

(xxxviii) “Collection Account”: It has the meaning assigned to such term in the Cash Flow Trust Contract.

(xxxix) “Reserve Account”: It has the meaning assigned to such term in the Cash Flow Trust Contract.

(xl)     “Restricted Account”: It is the “Restricted Account” as such term is defined in the Cash Flow Trust Contract.

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(xli)     “Installment(s)”: It is the amount of principal and compensatory interest that must be paid by the Borrower in favor of the Bank on each Payment Date.

(xlii)     “Balloon Installment”: It is the last Installment of the Payment Schedule, which represents 35% of the Loan.

(xliii)     “Equity Cure”: It is the amount deposited by the Borrower into the Reserve Account in excess of the Reserve Amount, which has been recorded and formalized by the Borrower as a capital contribution to the satisfaction of the Bank, and which must be equal to or greater than the amount necessary for the Borrower to comply with the Debt Service Coverage Ratio on each testing date. Any amount of the Equity Cure in excess of the amount necessary for the Borrower to comply with the Debt Service Coverage Ratio on the next testing date may be released from the Reserve Account at the request of the Borrower with the prior approval of the Bank, following the procedure established for such purposes in the Cash Flow Trust Contract.

(xliv)     “Loan Disbursements”: They are, jointly, the First Disbursement and the Second Disbursement, which correspond to the disbursements of the total or partial amount of the Loan that the Bank will make to the Borrower and that are subject to the Conditions Precedent.

(xlv)     “Use of Proceeds”: It is the use that the Borrower must give to the funds provided by the Bank and that is detailed in Annex I of the Contract.

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(xlvi)     “Financial Indebtedness”: It is understood as all payment obligations with financial institutions or in capital markets, including guarantees and sureties, as well as any other payment obligation that accrues interest (with the exception of trade payables to commercial suppliers assumed by the Borrower).

(xlvii)     “Business Day”: Means any day other than Saturday, Sunday, a recognized holiday in the jurisdiction of Lima, Peru, or another day on which banking institutions in Lima are authorized to remain closed.
(xlviii)     “Loan Documents”: They are all documents that the Borrower has executed or will execute for the financing that the Bank grants to the Borrower under the Contract, including but not limited to: (i) the Loan Contract; (ii) the duly signed Promissory Note; (iii) the documents pursuant to which the Security was created; and (iv) any extension and/or amendment of the aforementioned documents, and the other documents that must be granted, executed or subscribed to implement and formalize to implement and formalize the Loan granted under the Loan Contract and ensure its proper performance.

(xlix)     “Dollar” or “US$”: It is the legal tender currency of the United States of America.

(l)     “Material Adverse Effect”: Means any materially adverse effect on: (i) the Borrower’s ability to comply with its obligations set forth in the Loan Documents; (ii) the Bank’s ability to exercise the rights or actions set forth in the Loan Documents; (iii) the Security created in favor of the Bank; or (iv) the legality, validity or enforceability of any of the Loan Documents.

(li)     “Event(s) of Default”: It is any event indicated in Clause 6.01 of the Contract.

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(lii)     “Cash Surplus”: It is the credited balance in the Collection Account referred to in item (vi) of numeral 8.2.1.2 of Clause Eight of the Cash Flow Trust Contract.

(liii)     “Closing Date”: It is the date on which the Contract is executed.

(liv)     “Disbursement Dates”: They are the dates on which the Bank will disburse the Loan to the Borrower once what is set forth in Section III has been satisfied.

(lv)     “Payment Date(s)”: They are those dates on which the Borrower must pay the principal and/or interest of the Loan in accordance with the Schedule.

(lvi)     “Equity Interests Trust”: It is the autonomous estate constituted under the Equity Interests Trust Contract, to secure the performance of all the Borrower’s obligations arising from the First Loan Contract, and that will be amended so that it also secures the performance of all the Borrower’s obligations arising from this Contract and from all the Loan Documents.

(lvii)     “Cash Flow Trust”: It is the autonomous estate constituted under the Cash Flow Trust Contract, to secure the performance of all the Borrower’s obligations arising from the First Loan Contract, and that will be amended so that it also secures the performance of all the Borrower’s obligations arising from this Contract and from all the Loan Documents.

(lviii)     “Movable Property Security”: It is the movable property security over one (1) equity interest of the Borrower, owned by LPA PER Propco Lurin III S.R.L., which was created under the Movable Property Security Contract, to secure the

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performance of all the Borrower’s obligations arising from the First Loan Contract, and that will be amended so that it also secures the performance of all the Borrower’s obligations arising from this Contract and from all the Loan Documents.

(lix)     “Security”: They are the security interests created by the Borrower and/or third parties in favor of the Bank and that are detailed in Annex IX of the Contract and that are created in accordance with the provisions of Clause 2.12 of the Contract.
(lx)     “Authorized Expert Report”: It is that report to be issued by the Expert, to the satisfaction of the Borrower, by means of which the latter details the supervision of the Project and which shall necessarily include, among other concepts: (i) the monthly valued schedule, (ii) a Gantt Diagram with respect to the activities of the work, (iii) a detailed work budget by items, and (iv) the work valuation report.

(lxi)     “Net Income Received”: It is the total income received by the Borrower during the calendar month prior to the proposed date for the First Disbursement or the Second Disbursement for concept of rent of the warehouses by virtue of the Lease Contracts (including the corresponding payments for maintenance of the common areas, but without including payments for concept of general sales tax, minus the payments made to LAP under the Operation Contract made during said calendar month.

(lxii)     “Compensatory Interest”: It is the interest referred to in Clause 2.05 of the Contract and which is established in Annex I of the Contract.

(lxiii)     “Default Interest”: It is the interest referred to in Clause 2.06 of the Contract and which is established in Annex I of the Contract.

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(lxiv)     “LAP”: It is Lima Airport Partners S.R.L.

(lxv)     “Law 26702”: It is the General Law of the Financial System, the Insurance System and Organic Law of the Superintendency of Banking and Insurance, Law No. 26702, and its amending or substituting regulations.

(lxvi)     “Applicable Law”: They are laws, decrees and legal rules of any rank, hierarchy and nature applicable in the Republic of Peru or in any other jurisdiction applicable to a given Person, as they may be interpreted or modified in the future by the corresponding Governmental Authority.

(lxvii)     “Anti-Corruption Laws”: They are all legal provisions applicable nationally or internationally in anti-corruption matters or prevention of money laundering and terrorist financing under the Peruvian legal system or in any other jurisdiction applicable to a given Person, as they may be interpreted or modified in the future by the corresponding Governmental Authority.

(lxviii)     “Sanctions List”: It is any list of Persons, entities or countries specifically designated, maintained or publicly announced as subject to Sanctions by the International Sanctioning Authority, as the same may be updated, supplemented or substituted from time to time.

(lxix)     “Reserve Amount”: It has the meaning assigned to it in the Cash Flows Trust Contract.

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(lxx)     “IFRS”: It means the International Financial Reporting Standards approved by the International Accounting Standards Board.

(lxxi)     “Disbursement Notice”: It is the communication that the Borrower shall make to the Bank to proceed with each one of the Disbursements of the Loan. The Disbursement Notices must contain, at a minimum, the information set forth in Annex VI.
(lxxii)     "Obligations to Do": They are the Borrower’s obligations to do referred to in Clause 5.01 of the Contract.

(lxxiii)     "Obligations Not to Do": They are the Borrower’s obligations not to do referred to in Clause 5.02 of the Contract.

(lxxiv)     "Financial Obligations": They are the financial obligations referred to in Clause 5.03 of the Contract.

(lxxv)     "Promissory Note": It is the Promissory Note duly subscribed and delivered by the Borrower to the Bank in accordance with the form set forth in Annex III.

(lxxvi)     "Logistic Park": It is the area the possession of which has been delivered to the Borrower for the development of the project "Modern Logistics and/or Warehousing Distribution Park", in accordance with what is indicated in the Operation Contract. The project comprises four (4) stages, each of which involves the development, construction and operation of a warehouse building and its respective common area.

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(lxxvii)     "Parties": They are the Borrower and the Bank, as well as any other natural or legal person that intervenes in the Contract and/or becomes a Party to the Contract.

(lxxviii) "Net Equity": It is the amount that appears as the Borrower’s net equity in its balance sheet prepared in accordance with IFRS.

(lxxix)     "Expert": It is the expert to be designated by the Borrower among the list of experts authorized by the Bank according to the detail set forth in Annex XIII, and who shall be in charge of validating the progress of the works in the development of the Project, as well as issuing the Authorized Expert Report. In case the Borrower does not manage to validly designate one of the experts mentioned in the list set forth in Annex XIII, the Bank may designate, to its entire satisfaction, the expert it deems convenient to fulfill the described purposes.

(lxxx)     "Availability Period": It is the period during which the Borrower may send to the Bank a Disbursement Notice, the same as is detailed in Annex I.

(lxxxi) "Person": It is any natural or legal person, de facto association or association at law, public or private entity, domestic or foreign, autonomous estate, trust, government entity or similar.

(lxxxii)     "Peru": It is the Republic of Peru.

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(lxxxiii) "Insurance Policies": They are the insurance policies contracted by the Borrower over the Logistic Park, which are listed in Annex XI. This definition includes subsequent renewals and extensions of the Insurance Policies.

(lxxxiv) "Loan": It is the present long-term credit facility that the Bank shall disburse in favor of the Borrower, in accordance with the terms stipulated in the Contract and the maximum amount of which is established in Annex I of the Contract.

(lxxxv)     "First Lease Contract Farmacias Peruanas": It is the Real Property Lease contract, entered into on August 31st, 2022 between the Borrower and Farmacias Peruanas S.A.C., including its extensions, amendments and/or subsequent novations.

(lxxxvi) "First Loan contract" is the loan contract executed on March 6th, 2025 between the Parties pursuant to which the Bank granted a loan of up to US$ 25,000,000.00 (Twenty-five million and 00/100 Dollars) to the Borrower subject to the terms and conditions provided in said contract.

(lxxxvii) "First Disbursement" is the disbursement of an amount of up to US$ 5,000,000.00 (Five million and 00/100 Dollars) to be made by the Bank to the Borrower and that shall be subject to the Conditions Precedent - First Disbursement referred to in Clause 3.02(a) of the Contract.

(lxxxviii) "First Addendum to the Conditional Assignment Contracts" means the first addendum to the Conditional Assignment Contracts, without considering the

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Conditional Assignment Contract - LAP, to be executed on or prior to the Closing Date.

(lxxxix) "First Addendum to the Equity Interests Trust Contract" means the first addendum to the Equity Interests Trust Contract to be executed on or prior to the Closing Date.

(xc)     "First Addendum to the Cash Flows Trust Contract" means the first addendum to the Cash Flows Trust contract to be executed on or prior to the Closing Date.
(xci)     "First Addendum to the Movable Collateral Contract" means the first addendum to the Movable Collateral contract to be executed on or prior to the Closing Date.

(xcii)     "Project": It is the construction of Warehouse 200B of the Logistic Park to be carried out by the Borrower, pursuant to which the new industrial warehouse will be developed in the Logistic Park.

(xciii)     "Debt Service Coverage Ratio": It is the result of dividing: (i) Net Rents by (ii) the Debt Service.

(xciv)     "Disbursement Ratio": It is the result of dividing: (i) the Net Income Received by (ii) the Disbursement Debt Service.

(xcv)     "Equity Ratio": It is the result of dividing: (i) the Net Equity by (ii) the Assets.

Exhibit 4.15
(xcvi)     "Representatives" They are the shareholders, managers, directors, officers with decision-making capacity, advisors, representatives of a given Person or any other Person acting on behalf of or in the interest of a given Person.

(xcvii)     "Net Rents": They are (i) the income received under the Lease Contracts, deducting the corresponding payment of property taxes and the general sales tax, as such taxes appear in the income statement of the Borrower’s financial statements, plus the (ii) income received for maintenance of common areas in case it has not been included in the calculation of (i) above, less the payments made to LAP under the Operation Contract with respect to the income received under the Lease Contracts, less the (iii) maintenance expenses of the rent-generating assets, in proportion to the Lease Contracts, and less the (iv) payments to LPA Opco S.R.L. based on the management services provided, in proportion to the Lease Contracts.

(xcviii) "Sanctions": They are any laws, regulations, embargoes, resolutions and/or restrictive measures imposed, decreed or applied from time to time by a Sanctioning Authority in commercial, financial or economic matters.

(xcix) "Second Lease Contract Farmacias Peruanas": It is the Real Property Lease Contract executed on April 8th, 2025 between the Borrower and Farmacias Peruanas S.A.C., for the lease of a space within Warehouse 200B of the Logistic Park including its subsequent extensions, modifications and/or subsequent novations.

(c)     "Second Disbursement": it is the disbursement of an amount of up to US$ 5,000,000.00 (Five million and 00/100 Dollars) to be made by the Bank to the

Exhibit 4.15
Borrower and that shall be subject to the Conditions Precedent – Second Disbursement referred to in Clause 3.02(b) of the Contract.

(ci)     "Debt Service": It is the sum of (i) the payments for principal amortization of debts with maturity greater than one year, plus (ii) the financial expenses for a given period, less (iii) the Equity Cure corresponding to the same calculation period of the Debt Service or that has already been deposited in the Reserve Account within thirty (30) calendar days following the respective measurement date.

(cii)     "Disbursement Debt Service": It is the sum of (i) in case it is projected to make a payment for principal amortization in the next Installment, one third (1/3) of said payment, plus (ii) the financial expenses that are projected to accrue during the calendar month in which the Disbursement Ratio is to be measured, in both cases considering for such projections and calculations that the proposed Disbursement had already been disbursed.

(ciii) "Public Officials" are the persons who render services to the State in any Governmental Authority, including any public official, public officer, trusted official and career civil servant, in accordance with the definition of Law No. 30057, its amending and regulatory provisions. This definition includes any person linked to a Public Official or person who may influence said official.

(civ)     "Soles" or "S/": It is the legal tender currency in Peru.

(cv)     "Subsidiaries": It is, with respect to any Person, any Person of which more than 50% (fifty percent) of its shares with voting rights (or any other participation right

Exhibit 4.15
or interest in the share capital that allows voting in the election of directors or any other administrative body, regardless of the manner in which they are appointed), is—directly or indirectly— under the ownership or Control of the first Person, of one (1) or more of its Subsidiaries, or of that other Person together with one or more Subsidiaries.

(cvi)     "SUNARP": It is the National Superintendency of Public Registries.

(cvii)     "Appraiser": It is the appraiser to be designated by the Borrower from among the list of appraisers authorized by the Bank as detailed in Annex XIV. In the event the Borrower is unable to validly designate one of the appraisers mentioned in the list detailed in Annex XIV, the Bank may designate, to its entire satisfaction, the appraiser it deems convenient to fulfill the described purposes.

(cviii)     "Tax": It is any tax, fee, contribution, existing or future, reduction or withholding that may be applicable and that is linked to the Loan, including any interest, surcharge, fine or penalty related thereto.

CLAUSE 1.02: INTERPRETATION OF THE CONTRACT

(a)     The Parties acknowledge that the titles that head the Sections or Clauses of the Contract are for reference purposes only and will not necessarily be taken into account for the interpretation of its content and scope.

Exhibit 4.15
(b)     All references in the Contract to a Section, Clause or Annex refer to the corresponding Section, Clause or Annex in this Contract, unless it is expressly indicated otherwise.

(c)     References in this Contract to a Clause include all the paragraphs within it; and references to a Section include all the clauses within the corresponding Section.

(d)     Unless the context requires an interpretation in a different sense, the plural includes the singular and vice versa; and the masculine the feminine and vice versa.

(e)     References to laws or regulations must be understood and interpreted as including all legal or regulatory provisions that amend, expand, consolidate, specify, amend or replace the law or regulation mentioned in the Contract.

CLAUSE 1.03: BACKGROUND

(a)     The Borrower is a private company duly incorporated and existing under the laws of Peru, which within the framework of its corporate purpose is engaged in the development, construction and operation of the Logistic Park by means of the execution and performance of operational leases of logistics warehouses, in the medium and long term.

(b)     The Borrower requires a long-term credit up to the amount established in Annex I of the Contract, which shall be used solely and exclusively for the Purpose of Funds.

Exhibit 4.15

(c)     The Bank has evaluated the request submitted by the Borrower and has assumed the commitment to grant the Borrower the Loan in accordance with the terms and conditions established in the Contract, subject to prior fulfillment of the conditions indicated in Section III of the Contract.

SECTION II
LOAN

CLAUSE 2.01: PURPOSE OF THE CONTRACT

(a)By virtue of the Contract, the Bank grants a Loan in the currency indicated in Annex I in favor of the Borrower up to the amount indicated in Annex I of the Contract.
(b)The Loan shall be disbursed to the Borrower, to the extent that for each Disbursement of the Loan the Conditions Precedent have been satisfied.

(c)The Borrower undertakes to allocate the Loan solely and exclusively to the Purpose of Funds.

CLAUSE 2.02: PROCEDURE FOR DISBURSEMENTS OF THE LOAN

The Loan shall be disbursed on two occasions and according to the conditions stipulated in Annex I, once for each Disbursement of the Loan the Conditions Precedent have been satisfied and within the Availability Period established in Annex I, computed from the Closing Date.

Exhibit 4.15

The Disbursements of the Loan shall be made into the Borrower’s account indicated in each Disbursement Notice, as applicable.

The Borrower shall pay the Bank the Structuring Fee, in accordance with the terms and conditions established in the Commitment Letter.

The Bank shall not disburse the Loan if it has not received a Disbursement Notice within the Availability Period and the Conditions Precedent have not been satisfied.

In the event that during the Availability Period the Borrower has made any prepayment of the Loan, such amounts may not be the subject of a new Disbursement of the Loan.

CLAUSE 2.03: TERM
The term for payment of the Loan is detailed in Annex I.

The Contract shall remain in force as long as the Borrower must fulfill any obligation vis-à-vis the Bank by virtue of the Loan Documents.

CLAUSE 2.04: PAYMENT OF THE LOAN
(a)     The Borrower shall pay the Bank the principal of the Loan in accordance with the Payment Schedule.

Exhibit 4.15
(b)     When any payment that is required to be made by virtue of the Contract falls due on a day that is not a Business Day, such payment shall be made on the immediately following Business Day. The payment shall include the principal and the interest calculated as of the Payment Date, without the Bank being entitled to receive interest or any payment due to the deferral.

(c)     As a condition of this Contract and specifically with respect to the payment of the principal and of compensatory and default interest and other expenses, commissions, services and taxes that may apply, that all payments must be made in the same currency in which the Loan has been contracted and granted or the payment of the commission, expenses or Taxes has been agreed.

(d)     The Loan shall be paid in an exact amount without deducting from said amount any expense for concept of commission, Tax or any other discount of similar nature, since it is the Borrower’s obligation to return to the Bank the full amount of the Loan, it being incumbent upon the Borrower to assume the full amount of such discounts.
(e)     The Borrower shall make available to the Bank sufficient funds to fully cover the payment of the Installments, as well as the commissions and any other amount applicable to the Borrower by virtue of the Contract and the Cash Flows Trust Contract. In the event that the amounts owed to the Bank are not covered, for any reason, by the amounts received by virtue of the Cash Flows Trust Contract, the Borrower expressly and irrevocably authorizes the Bank to make the debit of the amounts owed in any of the accounts that it has or may have at the Bank, in any of its offices and/or branches, in the country or abroad, and/or to dispose of any of the funds, deposits or securities in any currency that it had in its possession to be credited to it, without the need for prior authorization or subsequent confirmation, and without the Bank assuming any responsibility for the type of exchange rate it uses, in case the account, deposit or funds are found

Exhibit 4.15
in a currency different from the payments that must be made by the Borrower, in the opportunity that it deems convenient and recognizing that this right extends to the full amount owed by virtue of the Loan Documents. Likewise, the Bank is authorized by the Borrower to retain and apply to the cancellation of past-due debts, any asset or value of a financial nature that it maintains in its possession and is intended to be credited or delivered, empowering the Bank to sell them directly for the application of the past-due debt, releasing the Bank from any responsibility for the price obtained from the sale.
The Bank assumes no responsibility whatsoever in the event that it decides to exercise or not exercise the power granted to it by this clause.
Likewise, the Borrower waives the right to assert against the Bank, its Affiliates, Subsidiaries and/or related entities the set-off of the obligations that the latter may have in its favor derived from the Loan Documents, or from any other document, act or legal transaction entered into.

(f)     In accordance with the pertinent provisions of the Civil Code, any payment made by the Borrower shall be applied first to penalties and expenses, then to default interest, then to compensatory interest and, lastly, to the cancellation of the principal of the Loan.

(g)     Once (1) the Availability Period has ended, or (2) the total amount of the Loan has been disbursed, whichever occurs first, the Bank shall send to the Borrower the final Payment Schedule that will include the amount corresponding to each one of the Installments that must be paid by the Borrower on the Payment Dates. This new Payment Schedule shall replace the reference Payment Schedule incorporated in Annex IV of this Contract. The Borrower hereby accepts the final Payment Schedule that is communicated to it by the Bank, except for a clerical error, in which case it shall be corrected by the Bank.

Exhibit 4.15

CLAUSE 2.05: COMPENSATORY INTEREST

The Borrower shall pay compensatory interest from the date of the First Disbursement, on the amount of principal disbursed by the Bank and pending payment, for which an annual fixed effective interest rate of 7.90% shall apply. All interest calculations shall be made on the basis of a year of three hundred sixty (360) days for the number of days (excluding the initial day, but including the maturity day), elapsed in the period for which said interests are payable. Each determination by the Bank on an amount owed by virtue of this Contract shall be considered conclusive and binding for all purposes, except for a manifest error.
Interests shall be calculated for a past-due period and shall be paid on each Payment Date.

CLAUSE 2.06: DEFAULT INTEREST
The Borrower’s breach in the payment of the principal, interest or any other sum of money owed in relation to the Loan on their respective maturity dates, shall be subject, in addition to the payment of compensatory interest referred to in Clause 2.05 of the Contract, to the payment of default interest at the annual effective rate of two percent (2.00%) on the outstanding amount, which the Borrower accepts in addition to compensatory interest.
For purposes of the provisions of the preceding paragraph, and in accordance with the provisions established in subsection 1 of Article 1333° of the Civil Code, the Borrower shall be automatically in default without the need for any judicial or extrajudicial demand or notice.

CLAUSE 2.07: CHARGE FOR EVENT OF DEFAULT

Exhibit 4.15
In the event an Event of Default occurs, as set forth in item a) of Clause 6.01, and while said Event of Default is not remedied or the Contract is resolved, the Bank may apply to the Loan, by way of penalty, an additional 1.50% to the compensatory interest rate established in Clause 2.05. The foregoing in this clause does not imply a waiver of the indemnification that the Borrower must pay for those damages that the Bank may suffer in excess of the Charge for Event of Default. This Charge for Event of Default shall be lifted by the Bank, automatically, from the moment the Event of Default that originated it is remedied.

CLAUSE 2.08: VOLUNTARY AND MANDATORY PREPAYMENTS
(a)     Voluntary Prepayments
In application of the provisions of Clause 2.04 of the Contract, the Loan shall be paid on the Payment Dates indicated in the Schedule. Notwithstanding the foregoing, the Borrower may voluntarily prepay the Loan at any time during the term of the contract, to the extent the following conditions are met:
(i)The Borrower must notify the Bank in writing and with at least thirty (30) calendar days’ prior notice, its intention to make a partial or total prepayment of the Loan. Prepayments may only be made on the Payment Dates.

(ii)Partial prepayments shall be made for minimum amounts of US$1,000,000.00 (One million and 00/100 Dollars) and always in multiples of US$1,000,000.00 (One million and 00/100 Dollars) on such amount.

(iii)If a voluntary prepayment is made, the Prepayment Fee shall apply, depending on the year in which the voluntary prepayment is made, in accordance with the following table, which shall be applied to the amount of the principal of the Loan to be prepaid:

Exhibit 4.15

Period	Fee
Up to (including) the third anniversary of the Closing Date	2.00%
From the third anniversary of the Closing Date until the fifth anniversary of the Closing Date	1.50%
From the fifth anniversary of the Closing Date and thereafter	1.00%

The Prepayment Fee shall not be applicable in case the Loan is prepaid in whole or in part by means of the structuring of loans or facilities structured by the Bank.

(b)     Mandatory Prepayments
The Borrower shall make mandatory prepayments of the Loan in the situations indicated in this subsection (b). In such mandatory prepayments, the Prepayment Fee shall not apply. The prepayment must be made in accordance with the following numerals and the payment mechanism established in the Cash Flows Trust contract. The cases of mandatory prepayments are the following:
(i) Payments derived from the Insurance Policies: In the event that a loss, damage or destruction occurs over all or part of the assets that make up the Project of the Logistic Park for an amount equal to or greater than the sum of US$ 3,000,000.00 (Three million and 00/100 Dollars), the Bank shall apply the amount received from the respective Insurance Policies as indemnification to the early payment of the “Loan”, as this term is

Exhibit 4.15
defined in the First Loan Contract and of the Loan. In case the Bank receives a payment for business interruption whose amount is at least equivalent to the value of (1) year of rent of the Lease Contracts affected by the loss, the Bank shall only apply to the early payment of the “Loan”, as this term is defined in the First Loan Contract and of the Loan, governed under this Contract, the amount received for business interruption, and the balance shall be delivered directly to the Borrower so that it allocates it solely to the repair or reconstruction of the Project of the Logistic Park or the replacement of the components that had been affected, as applicable. It is hereby stated that the prepayment established in this Numeral (i) shall be made on a pari passu basis with respect to the “Loan”, as such term is defined in the First Loan Contract, and the Loan governed under this Contract, there being no relation between them and, on the contrary, both having to be prepaid under equal conditions.

In the event that: (a) the amount of the casualty, loss or destruction of the assets that make up the Logistic Park Project is less than the amount indicated in the first paragraph of this numeral, or (b) notwithstanding that the amount of the casualty, loss or destruction of the assets that make up the Logistic Park Project is equal to or greater than the amount indicated in the first paragraph of this numeral, in case the Bank so determines; the amount received for indemnification shall be delivered directly to the Borrower so that it allocates it exclusively to: (x) the repair or reconstruction of the Logistic Park Project or the replacement of the components that may have been affected, as applicable; or, (y) working capital in case the Bank so instructs.

(ii) Indemnifications: In case the Borrower receives from any of its counterparties any indemnification in relation to the early termination of

Exhibit 4.15
one or more Lease Contracts or the Operation Contract (including the Lease Contracts and the Operation Contract), the Bank may, at its sole discretion, apply the amount received for such indemnification to the early payment of the “Loan”, as such term is defined in the First Loan Contract, and of the Loan governed under this Contract, for which it shall suffice that it remits an instruction to the trustee of the Cash Flows Trust in such sense. It is hereby stated that the prepayment established in this Numeral (ii) shall be made on a pari passu basis with respect to the “Loan”, as such term is defined in the First Loan Contract, and the Loan governed under this Contract, there being no relation between them and, on the contrary, both having to be prepaid under equal conditions.

(iii) Payments for expropriation: In case the Borrower receives directly or through LAP, any type of payment (under the concept of just compensation) for expropriation, confiscation, compulsory acquisition, attachment, nationalization or any other action or event of the Republic of Peru over the Logistic Park and the foregoing situation has not generated the acceleration of the Loan, the Bank may, at its sole discretion, apply such amount received to the early payment of the “Loan”, as such term is defined in the First Loan Contract, and of the Loan governed under this Contract, for which it shall suffice that it remits an instruction to the trustee of the Cash Flows Trust in such sense. It is hereby stated that the prepayment established in this Numeral (iii) shall be made on a pari passu basis with respect to the “Loan”, as such term is defined in the First Loan Contract, and the Loan governed under this Contract, there being no relation between them and, on the contrary, both having to be prepaid under equal conditions.

Exhibit 4.15
(iv)Sale of Assets: In case a sale, transfer, disposition in whole or in part, jointly, successively or in a single act, of any of the fixed assets and/or assets of the Borrower is carried out in exchange for an amount equal to or greater than the sum of US$ 1,000,000.00 (One million and 00/100 Dollars) and the foregoing situation has not generated the acceleration of the Loan, the Bank may apply the amount received by the Borrower from said disposition to the early payment of the Loan. Any amount that is received from the disposition of assets for an amount less than US$ 1,000,000.00 (One million and 00/100 Dollars), may be used for the replacement of the aforementioned assets, without the need for the Bank’s prior authorization.

(v)Cash sweep: In the event the Debt Service Coverage Ratio is less than 1.30x as of December 31st, 2026, the Borrower shall mandatorily allocate, on each Payment Date during the entire term of the breach of said financial ratio, one hundred percent (100%) of the Cash Surplus to the Restricted Account. If on the following measurement date in accordance with the provisions of Clause 5.03, the Debt Service Coverage Ratio remains below 1.30x, the Cash Surplus as well as the funds deposited in the Restricted Account, shall be allocated for the mandatory prepayment of the Loan, for which purpose the Bank must instruct the trustee of the Cash Flows Trust to transfer said amount to the account that the Bank indicates for purposes of amortizing early the Loan in the reverse order of its maturity, that is, applying said prepayment to amortize in the first place the Balloon Installment, and once it has been amortized in full, to the payment of the last Installments.

In the event any of the flows derived from the concepts indicated in the preceding numerals are received directly by the Borrower or any of its Subsidiaries or Affiliates, the Borrower shall be obligated to deliver or cause such amounts to be delivered to the

Exhibit 4.15
Cash Flows Trust, except in the case of the preceding item (iv) in which case the funds shall be delivered directly to the Bank, within a term not exceeding three (3) Business Days following receipt of such funds.

(c) Common provisions applicable to all prepayments
(i) In the event a partial prepayment of the Loan is made, whether voluntary or mandatory, the Bank must send to the Borrower and to the trustee under the Cash Flows Trust, within the ten (10) Business Days following the prepayment date, a new Payment Schedule, having recalculated the amounts that correspond to be paid on each one of the Payment Dates.

(ii) The Parties expressly state that partial prepayments shall not modify the Payment Dates, but shall reduce the amount of the Installments on each one of the Payment Dates pro rata to the amount prepaid.

(iii) Prepayments, whether voluntary or mandatory, in no case shall be considered, nor may it be understood, that they release the Borrower from the payment of its other obligations by virtue of the Loan Documents.

CLAUSE 2.09: STRUCTURING FEE

The Borrower declares that it is aware of the Structuring Fee that shall be applicable to the Loan and undertakes to pay it under the terms and conditions set forth in the Commitment Letter.

Exhibit 4.15

CLAUSE 2.10: TAXES

(a) The totality of the Taxes, current and/or future, that could fall upon the Loan, including its interest, expenses and commissions, shall be exclusively borne by the Borrower. The application of this Clause to the Income Tax (or any tax of the same nature, regardless of its denomination) that taxes the Bank’s operations is excluded.

(b) The Borrower undertakes to reimburse the Bank for any new Tax that the Bank must pay in relation to the Loan and/or the Loan Documents, including its interests, surcharges, fines and sanctions. The reimbursement shall be made within ten (10) calendar days following the date on which the Bank makes such request to the Borrower.

(c) All payments of principal, interest and expenses that the Borrower makes to the Bank under the Loan Documents shall be made without deduction or withholding of existing or future Taxes nor of Taxes applicable in Peru or abroad, as the case may be. If the Borrower or the Bank must make any withholding or deduction for Taxes, the amounts paid to the Bank must be increased by the amount necessary for it to receive the total amount that would correspond if such Taxes did not exist.

(d) In those cases in which the withholdings or deductions are referred to payments of principal, interest and expenses that the Borrower makes and are subject to non-domiciled persons in Peru as a consequence of any transfer or assignment made by the Bank under this Contract, the Borrower may choose to assume the Income Tax that taxes them, it not being necessary in such case to increase the sums to be paid to such non-domiciled persons. The assumption of the aforementioned Income Tax shall proceed with strict adherence to the provisions of Article 47 of the Income Tax Law.

Exhibit 4.15

(e) References to the Bank in this Clause 2.10 include any of its assignees or participants, whether or not they are domiciled for tax purposes in Peru.

CLAUSE 2.11: PROMISSORY NOTE

The Disbursements of the Loan shall be instrumented through the issuance by the Borrower of a Promissory Note, the same representing the entire Loan.

The issuance of the Promissory Note in favor of the Bank, its renewal or extension shall not produce novation of the obligations assumed by the Borrower by virtue of the Contract and/or of the Loan Documents and in no case shall it determine the extinction of the obligation nor of the Guarantees constituted, even when said title values have been harmed even due to a cause not attributable to the Bank. The Bank undertakes to return the Promissory Note to the Borrower upon cancellation of the Loan and of any amount owed to the Bank derived from the Contract and/or from the Loan Documents.

The Promissory Note shall be delivered incomplete with respect to its maturity and its amount. Said Promissory Note shall be completed by the Bank in accordance with the following rules:

(i)     The Promissory Note shall be completed by the Bank for the total amount stated in the debtor balance settlement, which corresponds to the total amount of the obligations derived from this Contract that the Borrower owes to the Bank, on the date on which all the terms contemplated in the Contract are declared due due to an Event of Default having occurred. Said settlement shall include

Exhibit 4.15
the amount of the principal, compensatory interest, default interest, all commissions owed under this Contract and any other payment that the Borrower owes in accordance with the Contract.

(ii)     The Borrower agrees that, from the maturity date of the Promissory Note until its effective payment, the amount recorded therein shall accrue compensatory interest equivalent to the Compensatory Interest and default interest at the agreed rates and in the amounts established in the Contract. For the payment of default interest it shall not be necessary to constitute default, it being automatic.

(ii)The issuance date of the Promissory Note shall be the date of the First Disbursement, or the date on which an Assignment of Rights becomes effective in accordance with Clause Seven of the Loan Contract. The Bank shall record as the maturity date of the Promissory Note the date of the declaration of maturity of the terms referred to in item (i) above.

(iv)     The Promissory Note shall be issued with the clause “without protest”. Without prejudice thereto, the holder may protest it, the Borrower assuming the costs of such proceeding.

(v)     The Borrower authorizes the Bank to complete the Promissory Note in accordance with the provisions of Circular No. G-0090-2001 or the rules that replace it, in the event the Bank declares all the terms contemplated in the Contract due as a result of an Event of Default in accordance with Clause 6.02 of the Loan Contract.

Exhibit 4.15
(vi)     The Bank shall deliver to the Borrower a copy of the Promissory Note subscribed and a record shall be left of the delivery of said copy in an acknowledgment of receipt.

(vii)     The Bank undertakes not to transfer the Promissory Note, except that such transfer is made as part of an Assignment of Rights provided for in Clause 7.06 of the Loan Contract. In this sense, the Promissory Note may be transferred, provided that the provisions of said clause have been complied with. The Borrower shall not be obligated to issue a new Promissory Note in favor of the new creditor in the event an assignment of the contractual position or an assignment of all the rights of the Contract occurs, unless the new creditor requests the issuance of a new promissory note.

(viii)     In accordance with the provisions of Article 1279° of the Civil Code, the issuance, renewal or other accessory change of the Promissory Note, including its substitution and/or replacement by another similar one, shall not constitute a novation of the obligations established in the Contract. The obligations contained in the Promissory Note shall not be extinguished even if due to the Bank’s fault said Promissory Note were harmed; which constitutes a covenant against the provisions of Article 1233° Civil Code.

(ix)     For purposes of completing the Promissory Note, the Bank shall not require approval or consent of the Borrower or of any third party, nor any resolution or judgment issued by a judge, court or any administrative authority. The Borrower expressly acknowledges the protection mechanisms that the law grants with respect to the issuance and acceptance of an incomplete promissory note.

CLAUSE 2.12: GUARANTEES

Exhibit 4.15
The performance of the obligations derived from the Loan shall be guaranteed by:

-The Equity Interests Trust, constituted by virtue of the Equity Interests Trust Contract;

-The Movable Collateral, constituted by virtue of the Movable Collateral Contract;

-The Cash Flows Trust, constituted by virtue of the Cash Flows Trust Contract;

-The Conditional Assignment Contracts and the First Addendum to the Conditional Assignment Contracts.

The Guarantees are constituted in support of the performance of each and every one of the obligations assumed by the Borrower in the Contract and in the other Loan Documents in favor of the Bank, expressly declaring that the Guarantees are extended to guarantee the payment of any amount that is ordered to be paid in favor of the Bank by any arbitral award or judgment issued by any Judge, Court or Tribunal, derived from the Contract and the other Loan Documents, or from the remedies or protection mechanisms that, under the applicable legislation, the Bank may have against the Borrower.

SECTION III
CONDITIONS FOR THE LOAN

Exhibit 4.15
CLAUSE 3.01: CONDITIONS FOR CLOSING

For the execution of the Contract, the following conditions must be met:

(a) That, in the Bank’s opinion, there has not been any material adverse change in: (i) the local and/or international financial markets; and/or (ii) the political and/or economic situation of Peru.

(b) That the credit approval of the Loan and other Loan Documents has been issued by the respective internal committees of the Bank.

(c)That the Bank has received from the Borrower, to its satisfaction: (i) a certified copy of the resolution of the competent corporate body approving the terms and conditions of this transaction and authorizing the representatives that shall execute the Loan Documents, and (ii) a copy of the application for registration in public registries of said powers granted to the representatives of the Borrower that shall execute the Loan Documents.

(d)That the Bank has, to its entire satisfaction: (i) received the report and the legal due diligence questionnaires of the Borrower, (ii) carried out a financial due diligence of the Borrower, and (iii) carried out a technical due diligence in relation to the Logistic Park.

(e) That each and every one of the Loan Documents has been executed (except for the Promissory Note and the Conditional Assignment Contract to be executed with LAP) to the entire satisfaction of the Bank.

(f)That the Bank has received from the Borrower the Commitment Letter duly executed, to its entire satisfaction.

Exhibit 4.15
(g)That the Borrower has delivered to the Bank a copy of its financial statements for the last fiscal year and that since the date of such financial statements there has not occurred, in the Bank’s opinion, any material adverse change in the business, operating capacity, financial condition or results of the Borrower.

(h)That on the Closing Date there does not exist, in the Bank’s opinion, an event that may be considered to have a Material Adverse Effect.

(i)That the representations and warranties granted by the Borrower and indicated in Clause 4.01, are complete, true and correct in their entirety, and remain in effect.

(j)That the legal advisors of the Bank and of the Borrower have each delivered to the Bank a legal opinion regarding the capacity of the Borrower to execute the Loan Documents and the validity and enforceability of the Loan Documents.

CLAUSE 3.02: CONDITIONS FOR DISBURSEMENTS OF THE LOAN

The Disbursements of the Loan shall be subject to compliance by the Borrower and to the satisfaction of the Bank, of each and every one of the following conditions precedent:
(a) Conditions Precedent - First Disbursement:

(i)That, in the Bank’s opinion, there has not been any material change in: (i) the local and/or international financial markets; and/or (ii) the political and/or economic situation of Peru.
(ii)That the occurrence of any fact that generates a change in the direct ownership structure of the Borrower, or that generates a change in the

Exhibit 4.15
indirect ownership structure of the Borrower that gives rise to a Change of Control, has not been verified.

(iii)That, in the Bank’s opinion, the occurrence of any fact that affects the legal or financial situation of the Borrower in such a manner that a Material Adverse Effect could be configured, has not been verified.

(iv)That there does not exist any Event of Default or any breach or event in general that, with a notice or with the passage of time, or both, would become an Event of Default.

(v)That the representations and warranties granted by the Borrower and indicated in Clause 4.01, are complete, true and correct in their entirety, and remain in effect.

(vi) That the Promissory Note referred to in Clause 2.11 of the Contract has been issued and delivered.

(vii)That the Borrower has delivered to the Bank a Disbursement Notice executed by its general manager or authorized legal representative, the sending thereof by the Borrower and its acceptance by the Bank shall confirm compliance with the conditions precedent referred to in numerals (iv) and (v) above.

(viii)That the Borrower has paid the Structuring Fee and the expenses that correspond according to what is established in the Commitment Letter, the Contract and the Loan Documents.

(ix)That the Bank has received an instruction letter from the Borrower to make, against the Disbursement of the Loan, the payment of: (1) the Structuring Fee owed to the Bank; and (2) the fees previously agreed by the Parties, pending payment to legal advisors and other advisors, if applicable.

Exhibit 4.15

(x)That the Borrower is in compliance with all of its obligations established in the Loan Documents.

(xi)That the Borrower has subordinated the totality of its obligations to any shareholder, partner, director, administrator, officer, Affiliate and/or Subsidiary, to the satisfaction of the Bank.

(xii)That the Disbursement Ratio calculated with respect to the calendar month prior to the date for the First Disbursement, is equal to or greater than 1.0x.

(xiii)That in relation to the Lease Contract Alicorp and the Second Lease contract Farmacias Peruanas, (1) these contracts have been executed and remain in force, and (2) no breach has occurred by any of the parties to said contracts.

(xiv)That in relation to the Snacks Lease Contract, (1) the Borrower has complied, to the satisfaction of Snacks América Latina S.R.L., with the delivery of the space leased under said lease contract by the Borrower, and (2) that the Borrower has received the payment of the first rent under the Snacks Lease Contract.

For these purposes, the Parties agree that what is indicated in this numeral (xiv) shall be evidenced by delivering by the Borrower to the Bank a copy of the delivery record received by Snacks América Latina S.R.L. and a copy of the proof of payment that is remitted to the Borrower in which the payment of the aforementioned rent is evidenced.

(xv)That the Borrower has complied with designating the Expert in accordance with what is established in this contract and has communicated said election to the Bank.

Exhibit 4.15

(xvi)That five (5) Business Days have elapsed since the fulfillment of all the Conditions Precedent – First Disbursement.

(b) Conditions Precedent – Second Disbursement:
(i) That the Borrower has delivered, to the satisfaction of the Bank, an Authorized Expert Report, updated as of the date on which the Disbursement Notice of the corresponding Disbursement is sent.

(ii) That, to the satisfaction of the Bank, the Borrower, in its capacity as lessor, has executed, and that said contracts are in force, one or more lease contracts by virtue of which (1) are leased, individually (in of single contract) or jointly, a total greater than 3,000 (three thousand)m2 and (2) the Borrower has the right to receive, in case it is a single contract, a minimum monthly rent of US$ 22,000.00 (Twenty-two thousand and 00/100 Dollars) and, in case it is more than one contract, monthly rents whose total value exceeds the sum previously mentioned.

(iii) That the Disbursement Ratio calculated with respect to the calendar month prior to the date for the Second Disbursement is equal to or greater than 1.0x.

(iv) That all and each one of the Conditions Precedent – First Disbursement remain in force, except for those that, by their nature, were to be complied with on a specific date or time.

(v) That the Borrower has delivered to the Bank a Disbursement Notice subscribed by its general manager or authorized legal representative, the sending thereof by the Borrower and its acceptance by the Bank confirming

Exhibit 4.15
compliance with the condition precedent referred to in the preceding numeral (iv).

(vi) That five (5) Business Days have elapsed since the fulfillment of all the Conditions Precedent – Second Disbursement.

In the event of failure to comply with any of the Conditions Precedent, the Bank, without any liability whatsoever, shall be entitled to suspend and/or deny the First Disbursement and/or the Second Disbursement, and the Borrower may not file any claim whatsoever against the Bank.

SECTION IV
DECLARATIONS AND REPRESENTATIONS

CLAUSE 4.01: DECLARATIONS AND REPRESENTATIONS

On the Closing Date and on each Disbursement Date, the Borrower declares and represents to the Bank that:
(a) It is a company validly incorporated and existing in accordance with Peruvian laws and that it has all the powers and authority required to conduct its business, to own its properties and to perform the rights and obligations incumbent upon it derived from the Contract.

(b) The execution of the Contract and the Loan Documents, and the performance of its obligations are within its corporate powers, have been duly authorized by the corresponding corporate bodies and do not infringe nor contravene: (i) its bylaws; (ii) any law, decree, regulation or any other legal rule applicable to it; any order, judgment, award, resolution of any judicial,

Exhibit 4.15
arbitral or other judicial or administrative body applicable to it and that has been communicated or notified to it; or, (iii) any contract that is applicable to it, instrument, or other commitment to which the Borrower is a party or by whose terms and conditions it is bound, in such a manner that it could affect its capacity to comply with the obligations it assumes under the Contract or its current economic and/or financial situation.

(c) Each one of the Loan Documents has been validly executed and contains obligations that are valid and legally enforceable and executable in accordance with their terms.

(d) No authorization or approval of any kind is required from, nor notice to, any Governmental Authority, for the due execution and performance by the Borrower of the Contract.

(e) It has no Knowledge of proceedings or claims, whether pending or imminent, in the judicial, administrative or arbitral venue, that could reasonably be expected to have a Material Adverse Effect.

(f) The financial statements that have been delivered to the Bank are the last approved ones, and adequately represent the financial condition and the result of the operations of the Borrower, in accordance with IFRS and applied consistently, and that, since the date of the referred financial statements, there has not occurred any material adverse change in such conditions or operations, that affects or could affect compliance with the obligations of the Borrower under the Contract.

(g) To its Knowledge it is not involved in any violation of the provisions set forth in the laws, decrees, regulations, or any other rule applicable to it, nor are there any final judicial or extrajudicial judgments or administrative orders against the Borrower, that could in the future have a Material Adverse

Exhibit 4.15
Effect or that could affect the legality, validity or compliance with the Contract.

(h) To its Knowledge it is not in a situation of breach with respect to any lien, duty, commitment or material or contractual obligations, nor has any event occurred that permits the acceleration of terms and the enforceability of its obligations under one or more contracts validly entered into with third parties, whose breach or occurrence could generate a Material Adverse Effect.

(i) It has complied with its formal and substantive tax obligations, has not filed claims against a tax assessment or sanctions that the Borrower considers improper, and that, with respect thereto, it has adequate accounting provisions for such purpose in accordance with IFRS.

(j) No information, report or annex delivered by the Borrower to the Bank in relation to the negotiation of the Contract in accordance with the terms thereof, contains, falsity or inaccuracy in or regarding facts or omits any necessary and relevant information with respect to the Borrower.

(k) The Borrower has given and provided to the Bank all information that is related to any other contract, agreement or transaction, event and/or circumstance linked to the Purpose of Funds.

(l) The Borrower is subject to the general legal framework, and does not have any type of immunity or special privilege for the case of resorting to jurisdictional bodies.

(m) It has all the legal and regulatory authorizations necessary for the normal performance of its operations.

Exhibit 4.15
(n) The Borrower is not in a situation of breach of the rules that regulate and protect the environment and that are applicable to it.

(o) It knows and expressly agrees that the eventual failure to exercise by the Bank any of the rights and powers established in the Contract does not imply the waiver nor the loss thereof, and the Bank may exercise them at any time.

(p) The Borrower, its Subsidiaries and Representatives are not being investigated nor have they committed nor are they linked to the commission of crimes against public administration, money laundering, illicit drug trafficking and/or terrorist financing in Peru or abroad.

(q) The businesses and movable and immovable assets of the Borrower have not been affected nor remain affected by events of fortuitous event or force majeure, such as fire, explosion, accidents, pandemics, strikes, forced stoppages or any other significant labor problem, drought, storm, hail, earthquakes, embargoes, or analogous events, that affect in a material and negative manner the Borrower or its respective operations, or that could produce a Material Adverse Effect.

(r) The payment of the Loan is not and will not be subordinated in priority, rank or payment to any other debt or obligation, incurred before or after the Closing Date, except for those preferred obligations pursuant to the applicable laws in liquidation or insolvency scenarios, and it maintains and will continue to maintain at least pari passu status with respect to other unsecured unsubordinated debts.

(s) The Borrower does not have debts, financial or for services rendered or other obligations of any nature, with any shareholder, partner, director, administrator, officer, Affiliate and/or Subsidiary.

Exhibit 4.15
(t) Neither the Borrower nor its Subsidiaries or Affiliates, if any, nor to the Borrower’s Knowledge, its Representatives or the Representatives of its Affiliates or Subsidiaries, have incurred, have acknowledged or have been convicted in a judicial proceeding for participating in Acts of Corruption.

Likewise, neither the Borrower, nor its Subsidiaries or Affiliates, if any, nor to the Borrower’s Knowledge, its Representatives or the Representatives of its Affiliates or Subsidiaries, are included within the scope of Law No. 30737, its regulations and its amending and/or substituting rules.

(u) Neither the Borrower nor its Subsidiaries or Affiliates, if any, nor to the Borrower’s Knowledge, its Representatives or the Representatives of its Affiliates or Subsidiaries, have been: (a) included in a Sanctions List; or, (b) party to any contract, agreement or covenant with any Person that is included in a Sanctions List.

SECTION V
OBLIGATIONS TO DO, OBLIGATIONS NOT TO DO AND FINANCIAL OBLIGATIONS

CLAUSE 5.01: OBLIGATIONS TO DO

The Borrower specifically assumes vis-à-vis the Bank, while any sum under the Contract remains outstanding, the following positive obligations or obligations to do (unless expressly and in writing authorized otherwise by the Bank):
(a) Provide the Bank the following documentation:
(i) Audited annual financial statements within one hundred twenty (120) calendar days following the closing of each fiscal year.

Exhibit 4.15

(ii) Quarterly financial statements within forty-five (45) calendar days following March 31st, June 30th, September 30th and December 31st of each year during the term of the Contract.

(iii) The Compliance Certificate with respect to the Obligations to Do, Obligations Not to Do and Financial Obligations, in accordance with the form attached in Annex V, within forty-five (45) calendar days following March 31st, June 30th, September 30th and December 31st of each year during the term of the Contract.

(b) Inform the Bank within a term not exceeding three (3) Business Days of the occurrence of the following:

(i)Of any action or proceeding or seizure or attachment over any of its assets, or of its existing and future flows of income, before any judicial or arbitral court, or before any administrative or municipal entity that generates a Material Adverse Effect.

(ii) If it has been initiated or it has become aware that it is being initiated any proceeding or insolvency process or that it has incurred in an event that warrants a request to initiate bankruptcy or another insolvency process before INDECOPI.

(iii)Any event that may have a Material Adverse Effect.

(iv) Of the occurrence of one or more Events of Default and/or of a situation in which the Declarations and Representations contained in Clause 4.01 of this Contract cease to be true or accurate.

Exhibit 4.15

(v)Of the early termination or the acceleration of the terms and the enforceability of its obligations under: (x) one or more of its contracts entered into with third parties that may have a Material Adverse Effect, and/or (y) one or more of the Lease Contracts, and/or (z) the Operation Contract.

(c) Keep its accounting books and records in accordance with IFRS.

(d) Comply with all obligations contained in the legal rules in force and contractual provisions that are applicable to it, including those related to Taxes, social security, labor and pension regime, environment and in general any other applicable legal provision, as well as with the requirements of the Governmental Authorities, except for those obligations the breach of which does not generate a Material Adverse Effect.

(e) Comply with all contractual obligations derived from the Lease Contracts and the Operation Contract.

(f) Comply with the payment of all Tax in accordance with the legislation of Peru, those currently established or that may be established in the future.

(g) Maintain the obligations of the Contract on similar hierarchical terms, privileges and rank, at least pari passu, with respect to any other present or future secured obligation incurred by the Borrower, except for those whose claims are preferred because they are based on rules of general application on patrimonial restructuring, bankruptcy, insolvency, patrimonial reorganization, liquidation or similar.

Exhibit 4.15

(h) Allow the representatives of the Bank to visit and inspect all operations and/or businesses, accounting books, corporate books, contracts and tax records, copy extracts and discuss on the business, the assets, the financial, legal or economic situation, the results of operations or projections with the Borrower’s officers at the opportunities that the Bank reasonably requires it prior coordination with the Borrower with at least five (5) Business Days’ prior notice, as well as provide to the Bank all information that is reasonably required.

(i) Preserve, maintain and, if applicable, obtain: (i) its corporate existence as a legal person, and must maintain its corporate purpose and principal line of business; (ii) the permits, concessions, licenses, approvals, registrations, privileges required for the development of its businesses; and, (iii) the contracts necessary to maintain the continuity of substantial operations in the manner in which they are currently being conducted, except that such contracts are replaced by others substantially equivalent or superior.

(j) Maintain its assets in good condition of conservation, and make the repairs and replacements required by said assets, and such assets must be duly insured by insurance companies that have a first-tier risk rating, maintaining such insurance -including expressly the Insurance Policies- in force during the term of the present Contract and the Loan Documents.

(k) Formalize and register as applicable, publish, within a term of ninety (90) calendar days from the Closing Date, the addenda to the guarantees constituted in accordance with clause 2.12 of the Contract in the corresponding Public Registries, including expressly in the SIGM portal.

Exhibit 4.15
(l) Subordinate all debts, financial or for services rendered or other obligations of any nature, of any shareholders, partners, directors, administrators, officers, Affiliates and/or Subsidiaries and/or existing and future Affiliates, to the Borrower’s obligations contained in the present Contract and the Loan Documents.

(m) Ensure that all the flows that are generated under the Lease Contracts, are paid into the Collection Account of the Cash Flows Trust.

(n) Notify the Bank: (i) within fifteen (15) Business Days after it is made, regarding the execution of a new Lease Contract; and (ii) with no less than fifteen (15) Business Days’ prior notice, regarding the maturity and/or renewal of an existing Lease Contract, in both cases indicating the main characteristics of such contracts and renewals.

(o) Send, within twenty (20) Business Days following the Closing Date, a copy of the registration entry in the public registries of the powers of attorney of the Borrower’s legal representatives granted for the execution of the Loan Documents, as set forth in item (c) of Clause 3.01.

(p) Cause that the contract(s) that the Borrower executes with the entity that will carry out the construction of the Project be substantially equal to the Construction Contract.

(q) Within six (6) Business Days after this Contract is executed, endorse the Insurance Policies in favor of the Bank.

Exhibit 4.15
(r) Immediately inform the Bank in the event the Municipality of Callao or any other Governmental Authority initiates any supervision, administrative proceeding or similar act, in relation to the construction and development of the Logistic Park.

(s) Until completion of the Project to the satisfaction of the Bank, the Borrower shall manage the sending of the Authorized Expert Report at the close of the months of April, August and November of each year that elapses during the term of the Contract.

(t) Comply, and cause its shareholders or partners, its Affiliates, its Subsidiaries (if applicable) and its the Borrower’s, Subsidiaries’ and Affiliates’ Representatives to comply, at all times with the Anti-Corruption Laws, including, without limitation, maintaining implemented and in force an adequate prevention model of administrative liability referred to in Law No. 30424. In that sense, the Borrower undertakes to adopt (and cause its Affiliates or Subsidiaries to adopt) the internal controls necessary to prevent, avoid and detect the commission within its company of any of the crimes contemplated in Law No. 30424, its regulations and its amending and/or substituting rules and/or those that may be applicable according to the corporate purpose and line of business of the Borrower or of the respective Subsidiary or Affiliate.

(u) Cause that on each anniversary counted from the Closing Date, the Appraiser prepare and deliver to the Bank, a valuation report of the Logistic Park corroborating that the sum of the Disbursements of the Loan (including for these purposes the disbursements under the First Loan Contract) is equal to or less than 75% of the value of the Logistic Park, to the satisfaction of the Bank.

(v) Use its best efforts so that, within the maximum term of sixty (60) days following the execution of this Contract, the corresponding parties execute the Conditional Assignment Contract – LAP. Upon expiration of said term, the Parties agree that this

Exhibit 4.15
may be extended, at the sole discretion of the Bank, for up to thirty (30) additional calendar days.

(w) Within fifteen (15) calendar days following the execution of this Contract, the Borrower shall send to the Bank a copy of the filing receipt of the pertinent documents for the registration of the Guarantees in the public registries, or of the publication of the notice in the SIGM, as applicable.

CLAUSE 5.02: OBLIGATIONS NOT TO DO

The Borrower specifically assumes vis-à-vis the Bank, while any sum owed to the Bank under the Contract remains outstanding, the following obligations not to do (unless expressly authorized otherwise by the Bank in writing):

(a)Not to agree to the direct or indirect distribution of profits, reduce its share capital, pay dividends either in cash or in kind, deliver movable or immovable assets, money, rights, obligations, securities and others for concept of participation in the share capital of the company, nor pay subordinated loans nor shareholder loans, partners’ loans and/or Affiliates’ loans when it has incurred in an Event of Default and while it remains in effect. Likewise, it may not carry out any of the acts indicated above until it has completed the construction of the Project.

(b)Not to grant financings nor endorsements nor other guarantees in favor of third parties, including related companies, for a total amount greater than US$ 250,000.00 (Two hundred fifty thousand and 00/100 Dollars) or its equivalent in Soles, additional to those that are in force as of the Closing Date; unless it has the prior written authorization of the Bank. The letter of guarantee granted by the Borrower in favor of LAP for an amount of US$ 236,000.00 (Two hundred thirty-

Exhibit 4.15
six thousand and 00/100 Dollars), to guarantee compliance with the obligations assumed in the Operation Contract, is excluded from the scope of this obligation not to do.

(c) With the exception of the subordinated debts and obligations referred to in item (l) of Clause 5.01 above, to refrain from assuming new indebtedness without the prior written authorization of the Bank.

(d) Not to dispose, under any modality, of assets that are relevant for the Borrower’s operations, unless they are ordinary course operations in accordance with its corporate purpose or, failing that, it has the prior written authorization of the Bank.

(e) Not to donate, lease, give in leasing, leaseback, give in comodato, constitute a movable collateral, mortgage, antichresis, easement and, in general, dispose, constitute a real guarantee, or encumber the movable assets, income, credits and other rights of the Borrower other than those indicated in the preceding item in favor of third parties, unless they are the Guarantees or the Borrower has the prior written consent of the Bank. This obligation shall be excepted in the following cases: (i) when they are assets that form part of the inventory or that are carried out within the framework of the development and execution of the Logistic Park, (ii) when they are obsolete assets (those whose book value is equivalent to zero), (iii) when the operations herein regulated do not exceed the amount of US$ 250,000.00 (Two hundred fifty thousand and 00/100 Dollars) or its equivalent in Soles, or (iv) when they are assets other than Warehouse 100 and Warehouse 300B of the Logistic Park.

(f) Not to enter into leases and/or operational leasing for a total amount greater than US$250,000.00 (Two hundred fifty thousand and 00/100 Dollars) or its equivalent in Soles, without the prior written authorization of the Bank.

Exhibit 4.15
(g) Not to make any significant change in the principal line of business and/or that alters the nature of the principal business, unless it has the prior written authorization of the Bank.

(h)Not to subordinate the Loan to other obligations that the Borrower may have vis-à-vis third parties nor to others assumed after the Contract.

(i) Not to transfer, delegate or assign the Loan, its contractual position, or any of the rights and/or obligations linked to it, under any modality; without the prior and written authorization of the Bank.

(j) Not to merge, split up, consolidate, transfer its productive fixed assets, acquire other businesses, or carry out any type of reorganization that the law allows, whatever its activity may be, without the prior and written authorization of the Bank.

(k) Not to participate, without having the prior and written authorization of the Bank, in processes that may cause (i) a change in the direct ownership structure of the Borrower; and/or (ii) a change in the indirect ownership structure of the Borrower that gives rise to a Change of Control. In the event a Change of Control were to occur, the Borrower must notify said fact in writing to the Bank prior to the entry into force of the respective contract pursuant to which the Change of Control will be effected, attaching the necessary information so that the Bank may evaluate the acquiring company. The Bank shall have a term of twenty (20) days from receipt of the communication to communicate its acceptance or rejection of the proposed Change of Control. Once said term has elapsed, if the Bank does not issue a decision in this respect, the request shall be deemed denied. It shall not be necessary to obtain the Bank’s prior authorization in the event that: (i) the company LPA Per Propco Lurin III S.R.L. maintains the management and administration of the Logistic Park; and (ii) the acquiring company qualifies as a Qualified Purchaser.

Exhibit 4.15
(l) Not to pay its directors, authorities and employees, per diems and remunerations or other benefits that are not in accordance with the applicable legal provisions, or that depart from the practices consistently used by the Borrower in the past, in the latter case, to the extent it may be expected that such payments generate a Material Adverse Effect or an Event of Default.

(m) Not to make significant changes in its accounting policies and practices, except if these are required by IFRS or abroad.

(n) Not to execute contracts of any nature with its Subsidiaries or Affiliates in which the considerations stipulated are less favorable to the Borrower than those prevailing in the market.

(o) Not to execute agreements and/or Loan contracts with its Subsidiaries or Affiliates that are not domiciled in the Republic of Peru for a maximum accumulated amount of US$ 1,000,000.00 (One million and 00/100 Dollars), without the prior and written authorization of the Bank.

(p) Not to execute agreements and/or contracts with its Subsidiaries or Affiliates that are not at market terms and value.

(q) Not to generate assets (short- or long-term accounts receivable, deposits or others) with related companies except in the ordinary course of the Borrower’s business.

(r) Not to allocate the funds of the Loan to uses other than the Purpose of Funds.

(s) Not to make investments other than the Purpose of Funds, unless it has the Bank’s prior written authorization.

(t) Not to terminate early any of the Lease Contracts or the Operation Contract, without the Bank’s prior written authorization. In order to proceed with the termination of a Lease Contract, the Borrower shall send to the Bank a

Exhibit 4.15
communication supporting the grounds for termination of the respective contract and requesting authorization from the Bank. The Bank shall have a term of fifteen (15) Business Days counted as of the day following said communication to issue a decision on the Borrower’s request. Once said term has elapsed without the Bank issuing a written decision, its silence shall be interpreted by the Parties as a tacit acceptance of the request and, consequently, the Borrower shall be authorized to terminate the respective contract under the terms indicated in its request.

(u) Not to participate in acts of corruption, bribery or in illegal or improper acts or practices with respect to any domestic or foreign Governmental Authority. Not to grant payments, gifts, promises of payment, advantages, present or future personal benefits or other similar benefits contrary to law to Public Officials for the purpose of obtaining consents, permits, licenses, approvals, authorizations or rights or privileges that could generate a benefit to the Borrower or third parties.

(v) Cause that its Representatives and subsidiaries do not participate in acts of corruption, bribery or in illegal or improper acts or practices with respect to any domestic or foreign Governmental Authority for the benefit of the Borrower, subsidiaries or related entities.

(w) Not to commit and not to be linked to the commission of crimes against public administration, money laundering, illicit drug trafficking and/or terrorist financing in Peru and abroad.

CLAUSE 5.03: FINANCIAL OBLIGATIONS

The Borrower specifically assumes vis-à-vis the Bank while any sum owed to the Bank under the Contract and/or Loan Documents remains outstanding, the following Financial Obligations:

Exhibit 4.15
1.Debt Service Coverage Ratio not less than 1.3x as of December 31st, 2026 until payment of the Loan and any other amount owed under the Loan Documents.

2.Equity Ratio not less than 30% up to and including December 31st, 2026, and not less than 40% as of January 1st, 2027 until payment of the Loan and any other amount owed under the Loan Documents.

Compliance with the Debt Service Coverage Ratio indicated above shall be verified by the Bank in each quarter ended March 31st, June 30th, September 30th and December 31st of each year, and compliance with the Equity Ratio shall be verified by the Bank annually as of December 31st of each year. For purposes of calculating the Debt Service Coverage Ratio, the figures from the Borrower’s standalone Profit and Loss Statement for the last four (4) quarters prior to the closing date of each semester shall be considered, as well as the figures from the standalone Balance Sheet as of said date. Likewise, for purposes of calculating the Equity Ratio, the Audited Financial Statements and/or the Annual Sworn Statement as of fiscal year-end 2026 shall be considered.

SECTION VI
DEFAULT

CLAUSE 6.01: EVENTS OF DEFAULT

An Event of Default of the Contract and/or of the Loan Documents means the occurrence of any of the events set forth below:

Exhibit 4.15
a) If on any of the Payment Dates or other relevant date established in the Loan Documents, the Borrower fails to timely pay any of the Installments or any other sum under the Contract and/or the Loan Documents referring to the Installments, including, but not limited to commissions, expenses and Taxes. In this case, no demand shall be necessary, pursuant to Article 1333 of the Civil Code. Therefore, upon the Borrower’s breach, it shall be automatically in default.

b) The falsity, or inaccuracy in any of the declarations and representations made by the Borrower, CAPIA RADIX Investment Fund and LPA Logistic PER Propco Lurin III S.R.L. in any of the Loan Documents and/or in the sworn statement regarding the due diligence report referred to in item (ii) of subsection (d) of Clause 3.01, and specifically those detailed in Section IV of the Contract, and/or in the information and documents provided by the Borrower to the Bank.

c) When the Contract or any of the other Loan Documents are resolved and/or are declared null and/or voidable and/or invalid and/or ineffective by a competent authority.

d) In the event any of the Guarantees granted in favor of the Bank are declared null or voidable or invalid or ineffective, except in the event that such nullity, invalidity or ineffectiveness has been requested solely by the Borrower or any of its affiliates, and are replaced by other guarantees of similar coverage to the satisfaction of the Bank within a term not greater than thirty (30) Business Days after such declaration.

e) That the Borrower use the resources for purposes other than the Purpose of Funds.

Exhibit 4.15

f) The Borrower’s breach of the Debt Service Coverage Ratio and that such breach is not cured within thirty (30) calendar days following the respective measurement date by means of the deposit into the Reserve Account of the amount corresponding to the Equity Cure. The Parties expressly state that the Borrower’s right to cure the breach of the Debt Service Coverage Ratio by means of the transfer of the Equity Cure may only be exercised by the Borrower up to a maximum of five (5) opportunities during the term of this Contract and in no case in more than two (2) opportunities within the same calendar year or with respect to two consecutive measurements of the Debt Service Coverage Ratio.

g) The breach by the Borrower of the Equity Ratio or of any of the Obligations to Do or Obligations Not to Do.

h) Breach of any commitment or obligation established in the Loan Documents.

i) The breach of any of the obligations assumed by virtue of any other contract, covenant and/or agreement that it has entered into with any third party for amounts that, individually or jointly, exceed US$1,000,000.00 (One million and 00/100 Dollars). Likewise, it shall be considered an Event of Default if any contract, covenant and/or agreement that the Borrower has entered into for amounts that, individually or jointly, exceed US$1,000,000.00 (One million and 00/100 Dollars), is accelerated or resolved.

j) Breach by the Borrower and/or its related companies, of any of the obligations assumed with the Bank in any other contract executed other than the Contract and/or the Loan Documents or transaction in force during the term of the

Exhibit 4.15
Contract. The parties leave record that as of the date of execution of this Contract the company LPA PER Propco Lurin I S.R.L. does not qualify as a related company of the Borrower.

k) That an insolvency proceeding has been initiated against the Borrower and it is not rendered without effect within a term of forty-five (45) calendar days from initiation of the proceeding, such term being extendible for fifteen (15) additional days, at the Bank’s discretion, in case the Borrower so requests and has previously delivered to the Bank, to its satisfaction, a legal opinion from a first-tier law firm supporting the need to extend the aforementioned term in order to be able to validly render without effect the insolvency proceeding in progress. This clause includes any process for the purpose of declaring it insolvent or bankrupt, or liquidating it, dividing it, restructuring it, or for the purpose of obtaining the appointment of a trustee, fiduciary, custodian or other similar with respect to the Borrower.

l) If the assets, the business or the activities of the Borrower, whether totally or substantially, were expropriated, nationalized, attached, intervened, or any other action or event derived from governmental decisions; or if any measure is taken that displaces the management of the Borrower or limits its authority in the conduct of its business.

m) If the Borrower acknowledges its inability to pay its debts or voluntarily initiates any insolvency proceeding before the competent authority.

n) If (i) a judgment, arbitral award or definitive and unappealable order is issued against the Borrower for an amount greater than US$1,000,000.00 (One million and 00/100 Dollars) or its equivalent in Soles; (ii) an attachment or an analogous

Exhibit 4.15
proceeding is imposed or enforced against any of the Borrower’s assets for an amount greater than US$500,000.00 (Five hundred and 00/100 Dollars); or (iii) the Borrower - after the passage of the term required under the corresponding judgment, resolution or award- fails to comply with the enforcement of any judicial, arbitral or administrative ruling, after exhausting the challenges in administrative venue and the corresponding judicial actions, for an amount greater than US$500,000.00 (Five hundred and 00/100 Dollars) or its equivalent in Soles.

o) If the Borrower and/or its shareholders or partners agree to the dissolution of the company.

p) If the authorizations, licenses, permits and other rights that had been granted by the State or by any competent authority in favor of the Borrower for the development of its activities and operations that constitute its corporate purpose, including the development, construction and operation of the Logistic Park, were canceled, revoked or lost validity or effectiveness, preventing the continuity of the Borrower’s operations in the Logistic Park.

q) If a change is agreed in the direct or indirect ownership structure of the Borrower that gives rise to a Change of Control, without the prior express consent in writing of the Bank, pursuant to Clause 5.02 item (j).

r) If any event or any act, fact or circumstance occurs that generates or may generate a Material Adverse Effect.

Exhibit 4.15
s) The resolution or termination of the Operation contract or the modification of terms set forth in said contract, to the extent that the referred modification could generate a Material Adverse Effect at the Bank’s discretion.

t) That the Borrower, its Affiliates, its Subsidiaries, or their respective Representatives of the Borrower, its Affiliates or Subsidiaries, as applicable: (a) commit Acts of Corruption or declare or accept the commission of an Act of Corruption; (b) are included within the scope of Law N° 30737, as the same is modified or substituted from time to time; (c) are included in a Sanctions List; or, (d) are party to any contract, agreement or covenant with any Person that is included in a Sanctions List.

CLAUSE 6.02: CONSEQUENCE OF THE EVENT OF DEFAULT

In the event of occurrence of any of the Events of Default described in Clause 6.01 above, the Bank may, as of right, declare resolved the present contract, in accordance with the provisions of Article 1430° of the Civil Code, by means of written communication sent via notary to the Borrower, and/or accelerate the present Loan, accompanying the debtor balance settlement referred to in numeral 7 of Article 132° of the General Law, without the need for any other communication or additional formality, declaring the terms due and requiring immediate payment of the sums owed; in which case the Bank shall have the right to execute and/or judicially demand the cancellation of all the sums owed, including the execution of the Promissory Note issued as a consequence of the Disbursement of the Loan, and the Guarantees that support it.

Delay by the Bank in the exercise of this right shall not mean, in any case, the presumption of waiver thereof.

Exhibit 4.15

In the event the circumstance contemplated in the first paragraph of this clause occurs and while the Bank does not collect the entirety of the amounts owed to it by the Borrower, including the payment of penalties, commissions, expenses, professional fees and court costs, collection costs, accrued or to be accrued, the compensatory and default interest on the referred debt at the rates established in the present Contract shall be applicable.
Additionally, from the time the Event of Default occurs and until it is remedied or the Contract is resolved, the Bank shall apply the Charge for Event(s) of Default, as set forth in Clause 2.07.
The resolution of this Contract shall in no way prejudice the Guarantees granted in favor of the Bank, which shall remain in full force and effect until full payment of the obligations owed by the Borrower.

SECTION VII
MISCELLANEOUS

CLAUSE 7.01: AMENDMENTS

No amendment or modification with respect to any obligation linked to the Loan Documents may under any event be effective unless such amendment or modification is signed by the Parties. The Bank may grant waivers or consents to waive the Borrower’s compliance with any obligation, in which case it shall suffice that the same are granted in writing by the Bank, without requiring the Borrower’s signature.

No failure by the Bank to exercise, or any delay in exercising, any right, power or waiver under the Loan Documents shall be considered as a waiver of such rights, powers or

Exhibit 4.15
waivers, and any single or partial exercise of such rights, powers or waivers shall be considered as a waiver of the exercise of any other right, power or waiver. The waivers granted are cumulative and not exclusive of any other waiver granted by law.

CLAUSE 7.02: COMMUNICATIONS

Any notice, request, demand, consent, designation, address, instruction, certificate or other communication that takes place under the Contract, shall be made in writing and sent personally or by email (with confirmation of receipt) to the persons designated in Annex VII of the Contract, at the addresses and email addresses set forth therein.

Any variation of the information indicated above shall be communicated in writing to the other Party with ten (10) calendar days’ prior notice, without which requirement such variation shall have no legal effect.

Any notice delivered by:
(a)Personal delivery or delivery service, with evidence of delivery, shall be deemed delivered on the date of receipt thereof;
(b) By email, shall be deemed delivered on the date of receipt of the corresponding email, provided that such email is sent before 6:00 p.m. local time on a Business Day at the place of receipt, or if it is sent after 6:00 p.m. local time or on a day that is not a Business Day, such email shall be deemed delivered on the next Business Day.

CLAUSE 7.03: DELAY IN COMMUNICATIONS

Exhibit 4.15
The Parties expressly agree that the Bank shall not be liable for any damage or loss caused or that may be caused as a consequence of the delay in to respond to any request, inquiry or requirement made by the Borrower or any third party, in accordance with the terms established in the Contract, except in case of willful misconduct or gross negligence, however, the Bank shall use its best efforts to address it in a timely manner.

CLAUSE 7.04: COSTS AND EXPENSES

Except for the provisions to the contrary established in the Contract, all payments that by virtue of the Loan Documents of the Loan must be made, including the granting of the public deed that this instrument may generate, the granting of the public deed of the Loan Documents, the payment of legal advisors’ fees, notarial fees and fees for fiduciary services, the payment of registration fees and any other cost or expense that must be made by virtue of the Loan Documents, shall be for the account and cost of the Borrower.

CLAUSE 7.05: APPLICABLE LEGISLATION

(a)In all matters not provided for in this document, the Contract shall be governed by the legislation in force in Peru.

(b)Likewise, any reference to legislation or any specific rule contemplated in the Contract must be understood as referring to the legislation in force in Peru.

CLAUSE 7.06: ASSIGNMENT OF RIGHTS

Exhibit 4.15

The Borrower agrees and expressly accepts in advance that the Bank may assign, totally or partially, in favor of any person, or even in favor of other institutions of the financial system, whether Peruvian or foreign, its position in the Contract and other Loan Documents, as well as any right derived therefrom. The Borrower shall not be responsible for the costs that the assignment formalized under this Clause may entail. The assignment that occurs may adopt the form of an assignment of contractual position or an assignment of rights.

As soon as the assignment occurs and within fifteen (15) Business Days of its occurrence, the Bank must notify the Borrower thereof, indicating the name of the assignee and its participation in the assigned Loan.

For such purposes, the Parties agree that the Assignment of Rights shall take effect as of the date on which the Borrower is notified with an Assignment Notice.

CLAUSE 7.07: SEVERABILITY

The Parties leave record that the sections of the Contract are severable and that the nullity of one or more of them shall not prejudice the remaining ones, as long as the essence of the Contract is maintained. In the event that any of the sections of the Contract were declared null, the Parties shall make every reasonable effort to prepare and implement a legally valid solution that achieves the result closest to that which was sought to be obtained with the clause or section declared null.

CLAUSE 7.08: WAIVER OR DELAY IN THE EXERCISE OF RIGHTS

Exhibit 4.15

If the Bank at any time ceases to require the Borrower to comply with or remedy the partial, late or defective compliance of any obligation under the Contract and/or the Loan Documents, this shall not be construed as an express or tacit waiver of requiring due compliance or the corresponding remedy thereafter, before the breach is remedied and/or the remedy has occurred, or, at a future time, in the event of the breach or the partial, late or defective compliance of any other obligation under the Contract and/or the Loan Documents.

CLAUSE 7.09: ENTIRE AGREEMENT

This Contract constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, that may exist between them, unless otherwise expressly stipulated in this instrument.

CLAUSE 7.10: COST INCREASE CLAUSE

If by any change in (i) the regulations in force applicable to the Contract and/or the Loan Documents on the Closing Date, (ii) any legal requirement or the interpretation or application thereof, or (iii) any guideline, request or mandate (whether having the force of law or lacking it) of any central bank or similar national or foreign entity or other Governmental Authority, as the case may be; issued after the Closing Date:

(i)Any reserve, special deposit or similar requirement is imposed, modified or made applicable, charged against the assets maintained by deposits or other liabilities on account of disbursements, loans or other credits, or any other acquisition of funds, made by any office of the Bank that has not

Exhibit 4.15
been included in the determination of the interest rate that results applicable to the Loan; or,
(ii)Any other condition directly linked to any advance made by virtue of the Contract or to obtaining funds for it is imposed on the Bank; the funding rate of the Bank is increased and as a result of any of the circumstances previously described; the cost of the Bank is increased, in an amount that the Bank considers substantial to effect or maintain the Loan; or any amount to be charged by virtue of this Contract set on the Closing Date is reduced;
Then:
(a)The Bank shall notify the Borrower in writing of any of the facts described above, detailing the amounts and/or additional charges generated as a consequence of the imposition of what is described in numerals (i) and (ii) above, so that the Parties reach an agreement.
(b)If thirty (30) calendar days have elapsed since receipt of the aforementioned communication without the Borrower having responded to the Bank’s communication, the Bank shall have the right to request the prepayment of the outstanding balance of the Loan within the thirty (30) calendar days following the submission of such request.

CLAUSE 7.11: CONFIDENTIALITY

The Bank, the Borrower and the third parties involved in the Contract, as well as the staff and officers of each one of them, are prevented from disclosing all that information related to any of the Parties that would not have been disclosed to the public, and that would have been provided exclusively for the execution of the Contract, without the prior written consent of the Borrower or of the Bank, except in the event that (i) it involves its directors, officers, employees, agents, external legal advisors and counsel, or others directly involved in the transaction, and, in such case, informing such persons of the

Exhibit 4.15
confidential nature of such information; or (ii) possible participants or assignees of the transaction and, in such case, informing such potential participants or assignees of the confidential nature of such information; or (iii) it is required to disclose such information by a Governmental Authority within the legal framework in force, or it is obligated to disclose such information in compliance with stock market rules.

Without prejudice to the foregoing, the Parties agree that they may give publicity to the Loan subject matter of the Contract, and consequently are mutually empowered to use the distinctive signs of the other party solely for these purposes.

CLAUSE 7.12: INDEMNIFICATION

The Borrower undertakes to indemnify and hold harmless the Bank and its respective Affiliates and Subsidiaries and their respective officers, directors, representatives, employees and agents (each one of them, an "Indemnified Person") against any damage, claim and loss, liability, debts and expenses (including fees and advisory expenses) incurred by any of them as a result of, derived from, or directly or indirectly related to the Loan Documents, except in the case of losses, claims, damages, debts and expenses that are the result of willful misconduct or negligence attributable to an Indemnified Person, when this is determined by a final and non-appealable decision of a court of competent jurisdiction.

In the event that an Indemnified Person becomes involved in any action, proceeding or judicial or administrative investigation that results from the activities carried out as provided in this Contract, the Borrower shall reimburse the legal expenses and/or other expenses of any kind that may have been incurred for the defense of such Indemnified Persons against such actions, proceedings or investigations, except that the action, proceeding or investigation is a consequence of willful misconduct or

Exhibit 4.15
negligence of the Indemnified Person, duly determined by a final and non-appealable decision of a court of competent jurisdiction.

CLAUSE 7.13: SET-OFF
The Borrower shall have the right to set off any obligation it has in favor of the Bank derived from this Loan against the due, liquid and payable obligations owed by the Bank, such set-off having extinguishing effects up to the amount effectively set off.

CLAUSE 7.14: DISPUTE RESOLUTION

(a)Any difference, controversy, dispute or claim that arises between the Parties related to the interpretation, execution, resolution, termination, effectiveness, nullity, voidability or validity of the Contract, that cannot be resolved by mutual agreement between them, shall be submitted to the jurisdiction and competence of the judges and courts of the Judicial District of Lima-Cercado, the Parties waiving the venue of their domiciles.

(b)The enforcement of the Guarantees shall be carried out in accordance with what is stipulated in the contract(s) where the creation of each one of them is set forth.

(c)The enforcement of the Promissory Note or other negotiable instruments issued by virtue of what is set forth in the Contract, shall be subject to the jurisdiction and competence of the judges and courts of the Judicial District of Lima-Cercado, the Parties waiving the venue of their domiciles.

You shall add, Mister Notary, the remaining clauses of law, as well as the documents referred to throughout the Contract, and a copy of the document where the granting of

Exhibit 4.15
powers of attorney of the Borrower’s representatives for approval and execution of the Contract is recorded.
Lima, December 4th, 2025

THE BANK
(Handwritten signature)
Antonio Jimenez Rosa
DNI No. 49080334

(Handwritten signature)
Roberto Javier Araujo
C.E. No. 004734351

THE BORROWER
(Handwritten signature)
By: Alvaro Alejandro Chinchayán Cornejo
DNI No. 10472790

(Handwritten signature)
By: Carlos Rojas Perla
DNI No. 09340426

Exhibit 4.15

ANNEX I
LOAN DATA
1.Loan Amount: Up to a maximum amount of US$ 10,000,000.00 (Ten Million and 00/100 Dollars).
2.Currency: Dollars.
3.Loan Term: Up to ten (10) years
4.Balloon: 35%
5.Compensatory Interest Rate: 7.90% fixed effective annual.
6.Default Interest Rate: 2.00% per year.
7.Charge for Event(s) of Default: 1.50% per year.
8.Number of amortizations: 36 Quarterly installments, including the Balloon Installment, according to the Payment Schedule, beginning on March 30, 2027.
9.Use of Funds:
a. Construction and/or development of the Project.
b. Cancellation of the Structuring Commission.
c. Funding of one hundred percent (100%) of the Reserve Account.
d. Cancellation of the Bank’s legal advisors’ fees, and of the costs and expenses related to the formalization of the Loan Documents indicated in Clause 7.04 of the Contract.
10.Availability Period: From the Closing Date until December 4th, 2026.

Exhibit 4.15
11.Disbursements: Two disbursements of up to US$ 5,000,000.00 (Five million and 00/100 Dollars) each one.

ANNEX II
FEES AND EXPENSES
1.Structuring Fee: 1.25% on the total principal amount of the Loan, which shall be paid on the Closing Date.

Exhibit 4.15
ANNEX III
PROMISSORY NOTE MODEL
By: ______________________
Maturity Date: ______________________

We, Parque Logistico Callao S.R.L. (the “Debtor”), identified with Single Taxpayer Registry No. 20607116661, registered in Electronic Record No. 14593180 of the Legal Entities Registry of Lima and Callao – Lima Office, with domicile for these purposes at Av. Elmer Faucett No. 5075, Urb. Las Fresas, district of Callao, constitutional province of Callao and department of Lima, represented by Messrs. Alvaro Alejandro Chinchayán Cornejo, identified with DNI No. 10472790, and Carlos Rojas Perla, identified with DNI No. 09340426, pursuant to powers granted by General Meeting of Partners dated February 24th, 2025, do owe and undertake to pay, in accordance with the provisions set forth in this promissory note (the “Promissory Note”) unconditionally on the maturity date indicated in this Promissory Note, by means of immediately available funds and in the same currency, to the order of BANCO BBVA PERU (the “Bank”) or to whoever the latter may have transferred this Promissory Note, by means of a deposit into the checking account in United States Dollars/Nuevos Soles No. 0011-[*] opened at the Bank, another designated account, debit to any of the accounts that the Debtor maintains at the Bank, or at the place where this Promissory Note is presented for collection, the sum of US$ __________ (____________________) United States Dollars, plus the corresponding compensatory and default interest and any other amount owed pursuant to this Promissory Note and the Loan Contract (as defined in this Promissory Note).

The amount indicated above is owed by us in favor of the Bank for obligations undertaken pursuant to the Long-Term Loan Contract executed between the Debtor and the Bank dated December 4, 2025 (the “Loan Contract”), and the Promissory

Exhibit 4.15
Note is completed in accordance with the instructions for its completion contained in Clause 2.11 of the Loan Contract.

The Debtor unconditionally undertakes to pay, as from the maturity date of this Promissory Note and until the effective date of its full payment, compensatory interest at an effective annual rate of 7.90%, calculated on the basis of a three hundred sixty (360)-day year.

Likewise, the Debtor undertakes to pay default interest, in addition to the compensatory interest referred to above, as from the maturity date of this Promissory Note and until the effective date of its full payment, at a rate equivalent to two percent (2%) effective annual. Default interest shall apply automatically, without the need for prior request or any demand by the Bank.

All payments to be made in accordance with this Promissory Note must be made free of, and without deduction of, present or future taxes, including deductions or withholdings for non-domiciled persons. In the event we are legally obliged to carry out any withholding or deduction, we will pay the additional amounts that are necessary so that the net amount received by the Bank is equal to the amount it would have received if such withholdings or deductions had not been made, or we will assume payment of such taxes and will pay the applicable amounts directly to the tax administration when they become due, so that the net amount received by the Bank is equal to the amount it would have received if the law had not required us to make such withholdings or deductions. We also undertake to pay all commissions and expenses that the Bank assesses and notifies to us.

Likewise, it is established that the obligations contained in this Promissory Note shall not be extinguished even if, through the fault of the Bank, this Promissory Note had

Exhibit 4.15
been impaired, this agreement constituting a covenant contrary to the provisions of Article 1233° of the Civil Code. In application of the provisions of Article 49° of Law No. 27287 (Securities Law”), the Debtor expressly authorizes the Bank so that it may extend the maturity date of this Promissory Note, without requiring the Debtor’s express signature. It shall be sufficient that the extension be recorded in this same document, without it being necessary for its full validity that the Debtor sign it again. The amount of this Promissory Note and/or the corresponding compensatory and/or default interest, as well as any other amount owed by virtue of this Promissory Note, shall be paid by the Debtor in the same currency in which the amount represented by the Promissory Note is established.

The Debtor unconditionally undertakes to pay the Bank collection expenses, notarial expenses, as well as any other expense, commissions, court fees and legal costs, out-of-court fees, taxes and any other concept that may arise (including attorneys’ and advisors’ fees) and/or any other amount owed to the Bank in connection with the Promissory Note, the Debtor undertaking to pay on said expenses the same compensatory and default interest agreed in this Promissory Note, from the day following its maturity until full cancellation of the amount assessed by the Bank. In accordance with the provisions of Article 52° of the Ley de Títulos Valores, this Promissory Note does not require protest. However, the holder is empowered to protest it for non-payment if it deems it convenient; in which case we will assume the costs of such notarial diligence or the corresponding substitute formality. The protest may be carried out by means of notice served at the Debtor’s domicile stated in this Promissory Note.

This Promissory Note is subject to the provisions of the Ley de Títulos Valores and other regulations and laws of the Republic of Peru. Any reference in the Promissory Note to the Bank shall be understood as made to any holder thereof, whether it acquires it by endorsement or by any other means permitted by law. In this act, the

Exhibit 4.15
Debtor declares having received a copy of this Promissory Note to its complete and entire satisfaction. We expressly submit to the jurisdiction and competence of the Judges and Courts of the Judicial District of Cercado de Lima, waiving the venue of our domicile, and we designate as domicile for these purposes that which appears indicated in this Promissory Note.

This Promissory Note consists of two (2) pages which constitute a single instrument.
Lima, [*] of [*] of [*].
[NAME]
R.U.C No. [*]
Domicile:
_______________________             _______________________
[*]                            [*]
DNI N° [*]                  DNI N° [*]

Exhibit 4.15
ANNEX V
COMPLIANCE CERTIFICATE

PARQUE LOGÍSTICO CALLAO S.R.L., with R.U.C. No. 20607116661, with domicile in [[*], district of [*], province and department of Lima] (the “Borrower”), duly represented by its General Manager, Mr. [*], identified with DNI No. [*], according to powers registered in entry No. [*] of file No. [*] of the Legal Entities Registry of Lima, issues this Compliance Certificate in favor of:

BANCO BBVA PERU (the “Bank”), identified with RUC No. 20100130204, with domicile at Avenida República de Panamá No. 3055, district of San Isidro, province and department of Lima, for the purpose of certifying (as a sworn statement) and as of the issuance date of this document, the faithful compliance with the following obligations contained in the Long-Term Loan contract between the Borrower and the Bank dated December 4th, 2025 (the “Loan contract”):

(i)The faithful compliance with the Do’s and Don’ts contained in Clauses 5.01 and 5.02 of the Loan Contract, which remain fully in force as of the issuance date of this document.

(ii)The faithful compliance with the Financial Obligations contained in Clause 5.03 of the Loan Contract, which remain fully in force as of the issuance date of this document and at the following levels at the quarterly closing that ends on [30th March / 30th June / 30th September / 31st December] of 20[*]:
1.Debt Service Coverage Ratio not less than [1.00x / 1.30x].
2.Equity Ratio not less than [0.30x / 0.40x].

Exhibit 4.15
Likewise, by means of this Compliance Certificate, the Borrower declares that, in the event the information certified herein is not, to the Bank’s satisfaction, true, correct or does not lack any type of inaccuracy, this will constitute an “Event of Default” pursuant to the provisions of Clause 6.01 of the Loan contract, and the Bank shall have the right to take all corresponding actions established in Clause 6.02 of the Loan contract.
Lima, ________________________

________________________
By: [*]

Exhibit 4.15
ANNEX VI
DISBURSEMENT NOTICE
Lima, [DATE]

Gentlemen
BANCO BBVA PERU
City.-

Att: [*]

Of our consideration:
By means hereof, we refer to the Long-Term Loan contract executed on December 4th, 2025 (the “Contract”).

In accordance with the provisions of Clause 3.02 (g), by means hereof we request that you proceed with the disbursement of the sum of [*]. Said sum shall be disbursed into the following account:
[INSERT ACCOUNT DETAILS]

Likewise, we hereby declare the following:
1.That, as of this date, all representations and warranties made by our company in the contract are true, correct and complete under the terms set forth in said document.
2.That, as of this date, the occurrence of any fact that affects our shareholding/partners’ composition or our legal situation in such a manner that it could

Exhibit 4.15
constitute a Material Adverse Effect in accordance with the contract has not been verified.
3.That, as of this date, we are not in breach of any of the obligations incumbent upon our company established in the contract.
4.That, as of this date, there is no Event of Default or any breach or event in general that, with notice or with the passage of time, or both, would become an Event of Default.
5.That, the Guarantees established in the contract have been constituted.

Without further ado, we remain at your disposal.

____________________________
By: [*]

Exhibit 4.15
ANNEX VII
NOTICES

In accordance with the provisions of Clause 7.02 of the Contract, the Parties agree that any notice, in order to be effective vis-à-vis the other party, must be addressed to the person(s) and at the address stated in this Annex.

For BANCO BBVA PERU:
•Attention: Mónica Jaramillo / Jéssica Mendoza
•Address: Av. Santa Cruz 685 - 695, 2nd floor, Miraflores, Lima
•Email addresses: mjaramillo@bbva.com / jmendoza@bbva.com

For PARQUE LOGÍSTICO CALLAO S.R.L.:
•Attention: Alvaro Chinchayán / Carlos Cabezudo
•Address: Calle Andrés Reyes 338 - 2nd floor, office 2 – 126, San Isidro, Lima
•Email addresses: alvaro@lpamericas.com / carlos@lpamericas.com

Exhibit 4.15
ANNEX VIII
COMMITMENT LETTER
San Isidro, [*] of [*] of [*]
Gentlemen
BANCO BBVA PERU
AV. República de Panamá, 3055
San Isidro
Present.-

Attention:     Mr. [*]

By means of this Commitment Letter, PARQUE LOGÍSTICO CALLAO S.R.L. (the “Company”) undertakes the following:
a.The payment to the Bank of a Structuring Fee, equivalent to 1.25% of the total amount of the Loan, which shall be paid on the Closing Date (as such term is defined in the Loan Contract);
b.The payment of the legal advisory costs and other costs related to the Loan; and
c.By means hereof, we also instruct that, charged to the disbursement of the Loan, the items provided in subsections a. and b. above shall be collected directly.
This commitment shall remain in force while the Loan Contract remains in force.

__________________________________
(• / Employee name)
DNI No [*]
(• / Company)

Exhibit 4.15
ANNEX IX
GUARANTEES

1.Equity Interests Trust: It is the trust estate constituted by virtue of the Equity Interests Trust Contract and the First Addendum to the Equity Interests Trust Contract, over the equity interests of the Borrower owned by CAPIA RADIX Investment Fund y LPA PER Propco Lurin III S.R.L., except for one (1) equity interest owned by LPA PER Propco Lurin III S.R.L., whose transfer to the trust is subject to the occurrence of an Event of Default.

2.Cash Flow Trust: It is the trust estate constituted by virtue of the Cash Flow Trust Contract and the First Addendum to the Cash Flow Trust Contract, to which the cash flows generated under the Lease Contracts are transferred. The Cash Flow Trust includes as well: (i) the Reserve Account to cover debt service (CRSD) equivalent to the amount of the next Installment, and (ii) the assignment of the Insurance Policies.

3.Conditional Assignment Agreements: They are the conditional assignment agreements and their respective first addendum (as applicable), by virtue of which the Borrower, subject to the occurrence of an Event of Default, assigns in favor of the entity that the Bank – in accordance with LPA under the Operation Contract – designates, its contractual position in the Lease Contracts and in the Operation Contract.

4.Movable Security: It is the movable security constituted by virtue of the Movable Security Interest Contract and the First Addendum to the Movable Security Interest Contract over one (1) equity interest of the Borrower owned by LPA PER Propco Lurin III S.R.L.

Exhibit 4.15
ANNEX X
ASSIGNMENT NOTICE TEMPLATE
San Isidro, [*] of [*] of [*]
Gentlemen
San Isidro
Present.-
Attention:     Mr. [*]
By means hereof and in relation to the Long-Term Loan Contract executed on [*] and up to an amount of [*] (the “Contract”), we hereby inform you that the Bank has made an Assignment of Rights as set forth in Clause 7.06 of the Contract, in favor of [*] (hereinafter, the “Assignee”), for a percentage equivalent to [*] percent of the entirety of the rights contemplated in the Contract.

________________________
(• / Employee name)
DNI No [*]
(• / Company)